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                                                                       Exhibit 2

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                 by and between

                                 CENTENNIAL BANK
                                       and
                               CRESCENT STATE BANK
                                       and
                         CRESCENT FINANCIAL CORPORATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this "Agreement") is entered into as of the 12th day of March, 2003 by and between CENTENNIAL BANK, a North Carolina banking corporation ("Centennial"), CRESCENT STATE BANK, a North Carolina banking corporation ("Crescent") and CRESCENT FINANCIAL CORPORATION, a North Carolina corporation and registered bank holding company ("Crescent Financial");

                              W I T N E S S E T H:

     WHEREAS, the parties hereto have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for Centennial to be merged with and into Crescent pursuant to a plan of merger (the "Plan of Merger") in the form attached hereto as Schedule A, with the effect that each of the outstanding shares of Centennial's common stock will be converted into cash and/or newly issued shares of Crescent Financial's common stock, all in the manner set forth herein, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger and transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, the parties hereto mutually agree as follows:

                              ARTICLE I. THE MERGER

     1.1 Merger. Subject to the provisions of this Agreement and the Plan of Merger, as of the Effective Time (as defined in Section 1.12 hereof), Centennial shall be merged with and into Crescent pursuant to N.C. General Statutes Section 53-12 (the "Merger"), the separate corporate existence of Centennial shall cease and the corporate existence of Crescent, as the surviving corporation in the Merger, shall continue under the laws of the State of North Carolina. Crescent, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effect of the Merger. At the Effective Time and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of Centennial including, without limitation, all real, personal or mixed property, all debts due on

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whatever account, all other choses in action and every other interest of or belonging to or due to Centennial, whether tangible or intangible, shall vest in the Surviving Corporation, and the Surviving Corporation shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Centennial, all without any conveyance, assignment or further act or deed; and the Surviving Corporation shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of Centennial as of the Effective Time.

     1.3 Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and bylaws of Crescent in effect at the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable laws. The officers and directors of Crescent at the Effective Time shall continue to hold such offices and positions of the Surviving Corporation until removed as provided by law or until the election or appointment of their respective successors.

     1.4 Conversion of Shares.

          (a) Centennial Stock. Except as otherwise provided herein, at the Effective Time, all rights of Centennial's shareholders with respect to all then outstanding shares of the common stock of Centennial, $3.50 par value ("Centennial Stock"), shall cease to exist, and the holders of shares of Centennial Stock shall cease to be and shall have no further rights as shareholders of Centennial. At the Effective Time, each such outstanding share of Centennial Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by Centennial, Crescent or Crescent Financial, which shall be canceled in the Merger, and for Dissenting Shares (as defined in Section 1.9)) shall be converted, without any action on the part of the holder of such shares, into the right to receive the Merger Consideration (as defined in Section 1.5) in accordance with this Article I. Following the Effective Time, certificates representing shares of Centennial Stock outstanding at the Effective Time shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, the Merger Consideration.

          (b) Outstanding Crescent Financial Stock and Crescent Stock. Each share of common stock of Crescent Financial, par value $1.00 ("Crescent Financial Stock"), and of Crescent, par value $5.00, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger.

     1.5 Merger Consideration.

          (a) Per Share Consideration. Subject to the provisions of this Article I, at the Effective Time each outstanding share of Centennial Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by Centennial, Crescent, or Crescent Financial and for Dissenting Shares) shall cease to represent any interest (equity, shareholder or otherwise) in Centennial and shall automatically be converted exclusively into the right to receive, at the election of the holder thereof, either: (A) cash in the amount of $10.11 (the "Per Share Amount"), without interest; (B) the Exchange Ratio (as defined in Section 1.5(b) below) of shares of Crescent Financial Stock; or (C) 50% of the cash amount set forth in clause (A) above and a number of shares of Crescent Financial Stock equal to 50% of the Exchange

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Ratio; provided however, that a holder of Centennial Stock may, pursuant to
Section 1.6, make no election, in which case such share of Centennial Stock held by such holder shall be converted exclusively into the right to receive the consideration set forth in Section 1.6(e) below with respect to Non-Election Shares (as defined in Section 1.6(b)). The amount of cash into which shares of Centennial Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as "Cash Consideration," and the number of shares of Crescent Financial Stock into which shares of Centennial Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as "Stock Consideration." The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration." No share of Centennial Stock, other than Dissenting Shares (as defined in Section 1.9), shall be deemed to be outstanding or have any rights other than those set forth in this Section 1.5(a) after the Effective Time.

          (b) Stock Consideration Exchange Ratio. The exchange ratio of Crescent Financial Stock for Centennial Stock shall be determined based upon the value of the Per Share Amount of Centennial Stock and the average of the closing price of Crescent Financial Stock for the thirty (30) day period ending three (3) business days immediately prior to the Effective Time (the "Exchange Ratio").
The Exchange Ratio is subject to possible adjustment in accordance with Section 1.5(d) below. Notwithstanding the foregoing, if calculation of the Exchange
Ratio results in a ratio less than .8107, the Exchange Ratio shall be fixed at ..8107. If calculation of the Exchange Ratio results in a ratio more than 1.0965, the Exchange Ratio shall be fixed at 1.0965.

          (c) Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Centennial Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Crescent Financial Stock (after taking into account all certificates delivered by such holder under Sections 1.6(c) and 1.8(a) below and the elections made pursuant to Section 1.6) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Crescent Financial Stock multiplied by the market value of one share of Crescent Financial Stock at the Effective Time. The market value of one share of Crescent Financial Stock at the Effective Time shall be the last sale price of Crescent Financial Stock on Nasdaq Market, Inc. SmallCap Market ("Nasdaq") as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Crescent Financial, on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

          (d) Anti-Dilution Provisions. In the event Crescent Financial changes the number of shares of Crescent Financial Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, recapitalization, reclassification, combination, exchange of shares, or similar transaction for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted to reflect such change.

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     1.6 Election and Allocation Procedures.

          (a) An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Centennial Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent (as hereinafter defined) in such form as Centennial and Crescent Financial shall mutually agree shall be mailed on the Mailing Date (as defined below) to each shareholder of record of Centennial. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Centennial Stock.

          (b) Each Election Form shall entitle the holder of shares of Centennial Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii)elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"),
(iii)elect to receive Merger Consideration in accordance with clause (C) of the first sentence of Section 1.5(a) (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). Shareholders of record of Centennial who hold shares of Centennial Stock as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that such representative certifies that each such Election Form covers all the shares of Centennial Stock held by that representative for a particular beneficial owner. Shares of Centennial Stock with respect to which a Cash Election shall have been made are referred to herein as "Cash Election Shares." Shares of Centennial Stock with respect to which a Stock Election shall have been made are referred to herein as "Stock Election Shares." Shares of Centennial Stock with respect to which no election shall have been made are referred to herein as "Non-Election Shares." The aggregate number of shares of Centennial Stock with respect to which a Stock Election shall have been made is referred to herein as the "Stock Election Number." Shares of Centennial Stock with respect to which a Mixed Election shall have been made shall not be deemed either Stock Election Shares or Cash Election Shares, but shall in all events be converted into the right to receive the Merger Consideration as specified in subsection (e) of this Section 1.6.

          (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. North Carolina time on the last business day prior to the date of the Centennial shareholders' meeting contemplated by Section 4.3(a) (or such other time and date as Centennial, Crescent and Crescent Financial may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and, if required by Crescent Financial pursuant to Section 1.8(b), indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Centennial Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Centennial shareholder may at any time prior to the Election Deadline change his or her election

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by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Centennial shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by Crescent Financial, Crescent and Centennial that this Agreement has been terminated. If a Centennial shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of Centennial Stock held by such shareholder shall be designated Non-Election Shares. Crescent Financial shall cause the certificates representing Centennial Stock described in clause (ii) above to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

          (d) Notwithstanding any other provision contained in this Agreement, 50% (the "Stock Conversion Number") of the total number of shares of Centennial Stock outstanding at the Effective Time to be converted into Merger Consideration pursuant to Section 1.5(a), excluding such shares as may be subject to an effective Mixed Election (the "Adjustable Conversion Shares"), shall be converted into the Stock Consideration and the remaining Adjustable Conversion Shares shall be converted into Cash Consideration (excluding shares of Centennial Stock to be canceled as provided in Section 1.4(a) and Dissenting Shares); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by counsel to Crescent Financial, Crescent Financial shall increase the number of Adjustable Conversion Shares that will be converted into the Stock Consideration and reduce the number of Adjustable Conversion Shares that will be converted into the right to receive the Cash Consideration.

          (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, Crescent Financial shall cause the Exchange Agent to effect the allocation among holders of Centennial Stock of rights to receive the Cash Consideration and Stock Consideration as follows:

               (i) In any event, all shares of Centennial Stock with respect to which a Mixed Election shall have been made shall be converted into 50% of the amount of cash set forth in clause (A) of the first sentence of Section 1.5(a) and a number of shares of Crescent Financial Stock equal to 50% of the Exchange Ratio;

               (ii) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be

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          converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration; and

               (iii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                    (A) If the Shortfall Number is less than or equal to the
               number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying
               (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

                    (B) If the Shortfall Number exceeds the number of
               Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

For purposes of this Section 1.6(e), if Crescent Financial is obligated to increase the number of Adjustable Conversion Shares to be converted into shares of Crescent Financial Stock as a result of the application of the last clause of
Section 1.6(d) above, then the higher number shall be the Stock Conversion Number in the calculations set forth in this Section 1.6(e).

     1.7 Closing Payment. As of the Effective Time, Crescent Financial shall deposit, or shall cause to be deposited, with First-Citizens Bank and Trust Company, transfer agent of Crescent Financial Stock (the "Exchange Agent"), for the benefit of each holder of Centennial Stock for exchange in accordance with this Article I, (i) certificates representing the aggregate

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number of whole shares of Crescent Financial Stock to be issued as Stock
Consideration, and (ii) an aggregate amount of cash to be delivered to holders of Centennial Stock as Cash Consideration and in lieu of any fractional shares, to be issued and paid pursuant to this Article I for outstanding shares of Centennial Stock (such certificates for shares of Crescent Financial Stock and such cash are referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article I, deliver the Crescent Financial Stock and cash contemplated to be issued with respect to Centennial Stock out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Crescent Financial, on a daily basis. Any interest and other income resulting from such investments shall be paid to Crescent Financial.

     1.8 Exchange of Shares.

          (a) Exchange Procedures. After the Effective Time, Crescent Financial shall cause the Exchange Agent to mail to the shareholders of Centennial of record at the Effective Time who did not previously submit a completed Election Form transmittal materials and other appropriate written instructions (collectively, a "Transmittal Letter") (which shall specify that delivery shall be effected, and risk of loss and title to the certificate representing shares of Centennial Stock prior to such Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent and which shall be in such form and have such other provisions as Crescent Financial may reasonably specify). After the Effective Time and upon the proper surrender of certificate(s) representing shares of Centennial Stock to the Exchange Agent, together with a properly completed and duly executed Transmittal Letter or, as applicable, Election Form, the holder of such certificate(s) shall be entitled to receive in exchange therefor the number of shares of Crescent Financial Stock and the cash to which such holder is entitled hereunder (including any cash payments to which such holder is entitled hereunder in respect of rights to receive fractional shares and any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(c)), subject to any required withholding of applicable taxes. Neither Crescent Financial nor the Exchange Agent shall be obligated to deliver any of such payments in cash or stock until such holder surrenders the certificate(s) representing such holder's shares. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require. If there is a transfer of ownership of any shares of Centennial Stock not registered in the transfer records of Centennial, the Merger Consideration shall be issued to the transferee thereof if the certificates representing such Centennial Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Crescent Financial and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Any portion of the Exchange Fund which remains undistributed to the holders of certificates representing Centennial Stock for six months after the Effective Time shall be delivered to Crescent Financial, upon demand, and any shareholders of Centennial who have not previously complied with the provisions of this Article I shall thereafter look only to Crescent Financial for payment of their claim for Crescent Financial Stock and/or cash and any dividends or distributions with respect to Crescent Financial Stock. Any portion of the Exchange Fund remaining unclaimed by holders of Centennial Stock five years after the Effective Time (or such earlier date immediately prior to such time as such portion would otherwise escheat to or become property of any government entity) shall, to the extent permitted by applicable law, become the property of

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Crescent Financial free and clear of any claims or interest of any person previously entitled therein. Any other provision of this Agreement notwithstanding, neither Crescent Financial nor the Exchange Agent shall be liable to any holder of shares of Centennial Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

          (b) Lost Certificates. Any shareholder of Centennial whose certificate representing shares of Centennial Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of Crescent Financial Stock and/or any cash, including cash in lieu of fractional shares, to which he or she is entitled in accordance with and upon compliance with conditions reasonably imposed by the Exchange Agent or Crescent Financial (including, without limitation, a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the Exchange Agent and Crescent Financial).

          (c) Rights of Former Centennial Shareholders. At the Effective Time, the stock transfer books of Centennial shall be closed as to holders of Centennial Stock immediately prior to the Effective Time and no transfer of Centennial Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 1.8(a) of this Agreement, each certificate theretofore representing shares of Centennial Stock (other than shares to be canceled pursuant to Section 1.4(a) of this Agreement and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration. If, after the Effective Time, certificates representing Centennial Stock are presented to Centennial, Crescent Financial or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I. To the extent permitted by North Carolina law, former shareholders of record of Centennial shall be entitled to vote after the Effective Time at any meeting of shareholders of Crescent Financial the number of whole shares of Crescent Financial Stock into which their respective shares of Centennial Stock are converted, regardless of whether such holders have exchanged their certificates representing Centennial Stock for certificates representing Crescent Financial Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Crescent Financial on the Crescent Financial Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Crescent Financial Stock to be issued pursuant to the Merger, but beginning at the Effective Time no dividend or other distribution payable to the holders of record of Crescent Financial Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Centennial Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 1.8(a) of this Agreement; provided, however, that upon surrender of such Centennial Stock certificate (or compliance with Section 1.8(b) of this Agreement), the Crescent Financial Stock certificate, together with all undelivered dividends or other distributions (without interest) and any cash payments to be paid for fractional share interests (without interest), shall be delivered and paid with respect to each share represented by such Centennial Stock certificate.

     1.9 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Centennial Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented

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thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Article 13 of the North Carolina Business Corporation Act (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Article 13 of the North Carolina Business Corporation Act, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under
Article 13 of the North Carolina Business Corporation Act shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.8 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. Centennial shall give Crescent Financial (i)prompt notice of any written demands for appraisal of any shares of Centennial Stock, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to Article 13 of the North Carolina Business Corporation Act and received by Centennial relating to shareholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under Article 13 of the North Carolina Business Corporation Act consistent with the obligations of Centennial thereunder. Centennial shall not, except with the prior written consent of Crescent Financial, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Article 13 of the North Carolina Business Corporation Act.

     1.10 Treatment of Centennial Stock Options.

          (a) At the Effective Time, Crescent Financial shall assume each option to purchase Centennial Stock granted and outstanding under the Centennial Bank 2000 Incentive Stock Option Plan and the Centennial Bank 2000 Nonstatutory Stock Option Plan (collectively, the "Centennial Option Plans"), whether or not then exercisable, in accordance with the terms of the Centennial Option Plans and stock option agreement by which it is evidenced, except that from and after the Effective Time with respect to each such plan or agreement: (i) Crescent Financial shall be substituted for Centennial; (ii) the Crescent Financial stock option committee shall be substituted for the compensation committee of the Centennial Board of Directors administering the Centennial Option Plans; (iii) each stock option granted and outstanding under the Centennial Option Plans may be exercised solely for shares of Crescent Financial Stock; (iv) the number of shares of Crescent Financial Stock subject to each such stock option shall be the number of whole shares of Crescent Financial Stock (omitting any fractional share) determined by multiplying the number of shares of Centennial Stock subject to such stock option immediately prior to the Effective Time by the Exchange Ratio; and (v) the per share exercise price under each such stock option shall be adjusted by dividing the per share exercise price under each such stock option by the Exchange Ratio and rounding up to the nearest cent. In addition, each stock option which is an "incentive stock option" under the Centennial Option Plans shall be adjusted as required by Section 424 of the Code and the regulations promulgated thereunder so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. Crescent Financial and Centennial shall take all necessary steps to

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effectuate the foregoing provisions of this Section 1.10, including appropriate amendments to the Centennial Option Plans if necessary.

          (b) As soon as practicable after the Effective Time, Crescent Financial shall deliver to each of the participants in the Centennial Option Plans an appropriate notice setting forth such participant's rights pursuant thereto, and the grants pursuant to the Centennial Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 1.10(a) after giving effect to the Merger). At or prior to the Effective Time, Crescent Financial shall take all corporate action necessary to reserve for issuance sufficient shares of Crescent Financial Stock for delivery upon exercise of the stock options assumed by it in accordance with this Section
1.10. Centennial hereby represents that the Centennial Option Plans in its current form complies with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, as in effect as of the date hereof.

          (c) As soon as practicable after the Effective Time, Crescent Financial will use its best efforts to cause the shares subject to options granted under the Centennial Option Plans prior to the Effective Time (or any substitute options) to be registered under the Securities Act of 1933, as amended (the "1933 Act"), on a Form S-8 (or equivalent successor form) registration statement.

     1.11 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Crescent in Cary, North Carolina, or at such other place as Crescent Financial shall designate, on a date mutually agreeable to Centennial and Crescent Financial (the "Closing Date") after the expiration of any and all required waiting periods following the effective date of all required approvals of the Merger by the Federal Deposit Insurance Corporation ("FDIC"), the North Carolina Commissioner of Banks (the "Commissioner") and any other governmental or regulatory authorities (as soon as practicable, but in no event to be more than 60 days following the expiration of all such required waiting periods). At the Closing, Crescent Financial and Centennial shall take such actions (including, without limitation, the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required herein and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

     1.12 Effective Time. Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Merger shall become effective (the "Effective Time") on the date and at the time on which Articles of Merger containing the Plan of Merger and the other provisions required by, and executed in accordance with applicable North Carolina and applicable federal law shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in the Articles of Merger); provided, however, that unless otherwise mutually agreed upon by the parties hereto, the Effective Time shall in no event be more than ten days following the Closing Date.

     1.13 Further Assurances. If at any time after the Effective Time Crescent Financial shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of Centennial acquired or to be acquired by reason of, or as a result of, the Merger, Centennial, and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in Crescent Financial and otherwise to carry out the purpose of this Agreement, and that the officers and directors of Crescent Financial are fully authorized and directed in the name of Centennial or otherwise to take any and all such actions.

            ARTICLE II. REPRESENTATIONS AND WARRANTIES OF CENTENNIAL

     Except as otherwise specifically provided herein or as "Previously Disclosed" to Crescent Financial, Centennial hereby makes the following representations and warranties to Crescent Financial. ("Previously Disclosed" shall mean, as to Centennial, the disclosure of information in a letter delivered by Centennial to Crescent Financial specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

     2.1 Corporate Organization, Capacity and Authority.

          (a) Organization. Centennial is a banking corporation duly organized and incorporated and validly existing under the laws of the State of North Carolina with its deposits insured up to applicable limits by the FDIC. Centennial has no subsidiary corporations.

          (b) Power and Authority. Centennial has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it is now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on Centennial, and, to the best knowledge and belief of the management of Centennial, is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on Centennial. For purposes of this Article II, "Material Adverse Effect" shall mean: any change in the business of Centennial that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of Centennial.

          (c) Constituent Documents. Centennial has previously delivered to Crescent Financial true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of Centennial, including all amendments and proposed amendments thereto.

     2.2 Capital Stock. The authorized capital stock of Centennial consists of 5,000,000 shares of common stock, $3.50 par value, of which 872,861 shares are issued and outstanding as of February 28, 2003 , and 1,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. Other than the Centennial Stock, Centennial has no outstanding class of capital stock. Each outstanding share of Centennial Stock has been duly authorized and validly issued, is fully paid and nonassessable, (except to the extent assessable pursuant to N.C. General Statutes Section 53-42) has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder.

     2.3 Principal Shareholders. There are no persons or entities known to Centennial that own beneficially, directly or indirectly, more than 5% of the outstanding shares of Centennial Stock.

     2.4 Convertible Securities, Options, Etc. Except for the Centennial Option Plans and the stock options granted thereunder, Centennial does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Centennial Stock or any other securities of Centennial, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Centennial Stock or any other securities of Centennial, or (iii) plan, agreement or other arrangement pursuant to which shares of Centennial Stock or any other securities of Centennial or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

     2.5 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by Centennial's Board of Directors. Subject only to approval of the Plan of Merger by the shareholders of Centennial, (i) Centennial has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize Centennial to enter into this Agreement and to perform its obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of Centennial enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

     2.6 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of Centennial's shareholders and of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Centennial with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of Centennial, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Centennial is bound or by which it or its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of Centennial; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of Centennial; or (v) interfere with or otherwise adversely affect the ability of Centennial to carry on its business as presently conducted, or interfere with or otherwise adversely affect the ability of Crescent Financial to carry on such business after the Effective Time. No consents, approvals or waivers are required to be obtained from any person or entity in connection with Centennial's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Centennial's shareholders as described in Section 7.1(a) below and of governmental or regulatory authorities as described in Section 7.1(d) below and approvals previously obtained.

     2.7 Books and Records. The books of account of Centennial have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects Centennial's items of income and expense and all of its assets, liabilities and shareholders' equity. The minute books of Centennial accurately reflect in all material respects the corporate actions which its shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Crescent Financial and its representatives.

     2.8 Regulatory Reports. Since its date of incorporation, Centennial has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with
(i) the FDIC, (ii) the Commissioner, and (iii) any other governmental or regulatory authorities having jurisdiction over Centennial except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on Centennial. All such reports, registrations and statements filed by Centennial with the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the "Centennial Reports." As of their respective dates, the Centennial Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and Centennial has not been notified that any such Centennial Reports were deficient as to form or content. Following the date of this Agreement, Centennial shall deliver to Crescent Financial, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made thereafter by Centennial, with the FDIC, the Commissioner or any other such regulatory authority.

     2.9 Shareholder Communications and FDIC Filings; Financial Statements.

          (a) Shareholder Communications and FDIC Filings. Centennial has made available to Crescent Financial true, accurate and complete copies of all annual reports, quarterly reports, proxy statements and other communications by Centennial to its shareholders generally since its date of incorporation (collectively, the "Centennial Shareholder Reports"). The Centennial Shareholder Reports did not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Centennial

Shareholder Reports or necessary in order to make the statements in such Centennial Shareholder Reports, in light of the circumstances under which they were made, not misleading.

          (b) Financial Statements. Centennial has made available to Crescent Financial the following financial statements (collectively, the "Centennial Financial Statements"): (i) its balance sheets as of December 31, 2002 and 2001 and its statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2002, 2001 and 2000, together with notes thereto, all as audited by Dixon Odom PLLC, independent certified public accountants. Following the date of this Agreement, Centennial promptly will deliver to Crescent Financial all other annual or interim financial statements prepared by or for Centennial. The Centennial Financial Statements (including any related notes and schedules thereto) (x) are in accordance with Centennial's books and records, and (y) except as stated therein, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and present fairly Centennial's financial condition, assets and liabilities, results of operations, changes in stockholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

     2.10 Tax Returns and Other Tax Matters. (i) Centennial has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Centennial, or its respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of Centennial to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the Centennial Financial Statements; (iii) tax returns and reports of Centennial have not been subject to audit by the Internal Revenue Service (the "IRS") or the North Carolina Department of Revenue since its incorporation and Centennial has not received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) Centennial has not executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

     2.11 Absence of Material Adverse Changes or Certain Other Events.

          (a) Since December 31, 2002, Centennial has conducted business only in the ordinary course, and there has been no Material Adverse Effect, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a Material Adverse Effect, on Centennial.

          (b) Since December 31, 2002, and other than in the ordinary course of its business, Centennial has not incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation or general benefits payable to its employees, suffered any loss, destruction or damage to any of its respective properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

     2.12 Absence of Undisclosed Liabilities. Centennial has no liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Centennial Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2002 and which are not, individually or in the aggregate, material to Centennial. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other liabilities of Centennial.

     2.13 Litigation and Compliance with Law.

          (a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of Centennial, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of Centennial, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Centennial, or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of Centennial for, or subject Centennial to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on Centennial or on Centennial's ability to consummate the Merger.

          (b) Except for such licenses, permits, orders, authorizations or approvals ("Permits") the absence of which would not have a Material Adverse Effect on Centennial, Centennial has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on Centennial, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of Centennial, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

          (c) Centennial is not subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Commissioner, or the FDIC) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against Centennial that in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of Centennial; and Centennial has not been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

          (d) Centennial is not in violation or default under, and each has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including, without limitation, all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on Centennial, and, to the best knowledge and belief of management of Centennial, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

     2.14 Real Properties. Centennial has Previously Disclosed to Crescent Financial a listing of all real property owned or leased by Centennial (the "Real Property") and all leases pertaining to any such Real Property to which Centennial is a party (the "Real Property Leases"). With respect to all Real Property, Centennial has good and marketable fee simple title to, or a valid and subsisting leasehold interest in, such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (i) such lease is valid and enforceable in accordance with its terms, (ii) there currently exists no circumstance or condition which constitutes an event of default by Centennial (as lessor or lessee) or its respective lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (iii) subject to any required consent of Centennial's lessor, each such Real Property Lease may be assigned to Crescent Financial and the execution and delivery of this Agreement does not constitute an event of default thereunder. To the best knowledge and belief of management of Centennial, the Real Property complies with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, except for such noncompliance as does not or would not have a Material Adverse Effect on Centennial, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use. All improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially adversely affects the economic value thereof or materially adversely interferes (or will interfere after the Merger) with the contemplated use thereof.

     2.15 Loans, Accounts, Notes and Other Receivables.

          (a) All loans, accounts, notes and other receivables reflected as assets on the books and records of Centennial (i) have resulted from bona fide business transactions in the ordinary course of operations of Centennial, (ii) were made in accordance with the standard loan policies and procedures of Centennial, and (iii) are owned by Centennial free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

          (b) All of the records of Centennial regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any real or personal property or property rights ("Loan Collateral"), such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan. Centennial has not engaged in any form of indirect lending and no such indirect loans are outstanding.

          (c) To the best knowledge and belief of management of Centennial, each loan reflected as an asset on the books of Centennial and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

          (d) Centennial has previously delivered to Crescent Financial (i) a written listing of each loan, extension of credit or other asset of Centennial which, as of December 31, 2002, is classified by the FDIC or the Commissioner as "Loss," "Doubtful," "Substandard" or "Special Mention" (or otherwise by words of similar import), or which it has designated as a special asset or for special handling or placed on any "watch list" because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit that, as of December 31, 2002, was past due as to the payment of principal or interest or both, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete in all material respects as of the date indicated.

          (e) As of December 31, 2002, Centennial's, reserve for possible loan losses (the "Loan Loss Reserve") has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC and the Commissioner and, in the best judgment of management of Centennial, is reasonable in view of the size and character of its loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolio.

     2.16 Securities Portfolio and Investments. All securities owned by Centennial (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of Centennial to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Centennial is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which Centennial has "purchased" securities under agreement to resell, Centennial has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since December 31, 2002, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of Centennial's securities portfolio as a whole.

     2.17 Personal Property and Other Assets. All tangible personal property of Centennial material to the business operations of Centennial (including, without limitation, all banking equipment, data processing equipment, vehicles, and all other tangible personal property located in any office of or used by Centennial in the operation of its business) is owned or leased by Centennial free and clear of all liens, encumbrances, leases, title defects or exceptions to title other than such as are not material in character, amount or extent, and which do not materially detract from the value of, or interfere with the present or future use or ability to convey, the property subject thereto or affected thereby. All of Centennial's tangible personal property material to its business is in good operating condition and repair, ordinary wear and tear excepted.

     2.18 Patents and Trademarks. Centennial owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted; and Centennial has not violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

     2.19 Environmental Matters.

          (a) Centennial has Previously Disclosed to Crescent Financial copies of all written reports, correspondence, notices or other materials, if any, in its possession pertaining to environmental surveys or assessments of the Real Property or any of its Loan Collateral and any improvements thereon, or to any violation of "Environmental Laws" (as defined below) on, affecting or otherwise involving the Real Property or any Loan Collateral.

          (b) There has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any "Hazardous Substances" (as defined below) by any person prior to the date hereof on, from or relating to the Real Property or, to the best knowledge and belief of management of Centennial, the Loan Collateral, which constitutes a violation of any Environmental Laws.

          (c) Centennial has not violated any federal, state or local law, rule, regulation, order, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions, and there has been no violation of any Environmental Laws (as defined in Section 2.19(f) below) (including, to the best knowledge and belief of management of Centennial, any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation Centennial is or may be responsible or liable, except to the extent any violations of which, when taken as a whole, would not have a Material Adverse Effect on Centennial.

          (d) Centennial is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or, to the best knowledge and belief of management of Centennial, any Loan Collateral by any person or entity.

          (e) No facts, events or conditions relating to the Real Property or, to the best knowledge and belief of management of Centennial, any Loan Collateral, or the operations of Centennial, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

          (f) For purposes of this Agreement, "Environmental Laws" shall include:

               (i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

               (ii) all contractual agreements, and

               (iii) all common law

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any "Superfund" or "Superlien" law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now or at any time hereafter be defined or in effect.

          (g) For purposes of this Agreement, "Hazardous Substances" shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, or constituents (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls ("PCBs") or any material containing PCBs; radioactive materials; biological micro organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as "sick building syndrome," "building-related illness" or similar conditions or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time hereafter may be in effect.

     2.20 Brokerage or Finders' Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by Centennial or its representative, Smith Capital ("Smith"), directly with Crescent Financial or its representatives, and no person or firm other than Smith has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Centennial or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

     2.21 Material Contracts.

          (a) Except as Previously Disclosed, Centennial is not a party to or bound by any agreement, other than loans made in the ordinary course of business, (i)involving money or other property in an amount or with a value in excess of $25,000, (ii) which calls for the provision of goods or services to Centennial and cannot be terminated without material penalty upon written notice to the other party thereto, (iii) which is material to Centennial and was not entered into in the ordinary course of business, (iv) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps,
(v) which commits Centennial to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of business), (vi) which involves the purchase or sale of any assets of Centennial, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of Centennial, or (vii) with any director, officer or principal shareholder of Centennial (including, without limitation, any consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of its business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

          (b) Centennial is not in default, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits.

     2.22 Employment Matters; Employee Relations.

          (a) Centennial (i) has paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered, including all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or its existing policies or practices, and (ii) is in compliance in all material respects with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and no person has, to the best knowledge and belief of management of Centennial, asserted that Centennial is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

          (b) There is no action, suit or proceeding by any person pending or, to the best knowledge and belief of management of Centennial, threatened against Centennial (or its employees), involving employment discrimination, harassment, wrongful discharge or similar claims. Centennial is not a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or, to Centennial's best knowledge, threatened labor dispute, work stoppage or strike involving Centennial, or any of its employees, or any pending or, to Centennial's best knowledge, threatened proceeding in which it is asserted that Centennial has committed an unfair labor practice; and, Centennial is not aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

     2.23 Employment Agreements; Employee Benefit Plans.

          (a) Centennial has Previously Disclosed to Crescent Financial a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by Centennial for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the "Plans"). True and complete copies of all Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof, and all amendments thereto, previously have been supplied to Crescent Financial. Centennial does not maintain, sponsor, contribute to or otherwise participate in any "Employee Benefit Plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA, or any "Multiple Employer Welfare Arrangement" within the meaning of Section 3(40) of ERISA. Each Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS and Centennial is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans (and any Plans previously maintained by Centennial) required to be filed with any governmental department, agency, service or other authority, including, without limitation, Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

          (b) All "Employee Benefit Plans" maintained by or otherwise covering employees or former employees of Centennial currently are, and at all times have been, in compliance with all provisions and requirements of ERISA except those the noncompliance of which, when taken as a whole, would not have a Material Adverse Effect on Centennial. There is no pending or, to Centennial's best knowledge, threatened litigation relating to any Plan or any such Plan previously maintained by Centennial. Centennial has not engaged in a transaction with respect to any Plan that has subjected it, or absent the exemption under which the transaction was effected, would subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

          (c) Centennial has delivered to Crescent Financial a true, correct and complete copy (including copies of all amendments thereto) of each of its retirement plans that is intended to be qualified under Section 401(a) of the Code (collectively, the "Retirement Plans"), together with true, correct and complete copies of the summary plan descriptions relating to the Retirement Plans, the most recent determination letters received from the IRS regarding the Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Retirement Plans. The Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the Retirement Plans to said effect, including determination letters covering the current terms and provisions of the Retirement Plans. There are no issues relating to said qualification or exemption of the Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Retirement Plans and the administration thereof meet (and have met since the establishment of the Retirement Plans) the requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plans have not violated) any of the provisions of ERISA, the Code and such other laws, rules and regulations, except to the extent such violation, when taken as a whole, would not have a Material Adverse Effect on Centennial. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no disputes or unresolved disagreements with respect to the Retirement Plans or the administration thereof currently existing between Centennial, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Centennial, or beneficiary of any such employee or any other person or entity. No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred at any time with respect to the Retirement Plans, other than those, when taken as a whole, would not have a Material Adverse Effect on Centennial.

          (d) No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Centennial with respect to the Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Centennial. Centennial presently does not contribute to a "Multiemployer Plan" or has ever contributed to such a plan. All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plans and any other "pension plan" (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by Centennial have been timely made. Neither the Retirement Plans nor any other "pension plan" maintained by Centennial have an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Centennial has not provided, and is not required to provide, security to any "pension plan" or to any "Single Employer Plan" pursuant to Section 401(a)(29) of the Code. Under the Retirement Plans and any other "pension plan" maintained by Centennial as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

          (e) There are no restrictions on the rights of Centennial to amend or terminate any Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided for or contemplated by the transactions described in this Agreement) (i) result in any payment to any person (including, without limitation, any severance compensation or payment, unemployment compensation, "golden parachute" or "change in control" payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant,
(ii)increase any benefits otherwise payable under any plan or agreement, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

     2.24 Insurance. Centennial has in effect a "financial institutions bond" and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to Crescent Financial (the "Policies"). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation; and, in the judgment of management of Centennial, the insurance coverage provided under the Policies is reasonable and adequate in all respects for Centennial. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in North Carolina; and Centennial has taken all requisite actions (including the giving of required notices) under each such Policy to preserve all rights thereunder with respect to all matters. Centennial is not in default under the provisions of, has received notice of cancellation or nonrenewal of or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims under any Policy, and Centennial has no knowledge of any facts or of the occurrence of any event that is reasonably likely to result in any such claim.

     2.25 Insurance of Deposits. Centennial is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of each depositor in Centennial are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from Centennial to the FDIC have been paid in full in a timely fashion, and, to the best knowledge and belief of Centennial, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

     2.26 Compensation; Stock Ownership. Centennial has Previously Disclosed (i) the name and current salary or wage rate for each present employee of Centennial, (ii) the name of and number of shares of Centennial Stock beneficially owned by each of the directors and officers of Centennial and by any person or entity known to Centennial to own beneficially 5% or more of Centennial Stock, and (iii) the name, number and vesting schedule of outstanding options and restricted stock awards held by each person to whom a stock option or restricted stock award has been granted and currently is outstanding under any stock option or other plan of Centennial, including, without limitation, the Centennial Option Plans.

     2.27 Affiliates. Centennial will deliver to Crescent Financial within 15 days of the date hereof a listing of those persons deemed by Centennial and its counsel as of the date of this Agreement to be "Affiliates" of Centennial as that term is defined in Rule 405 promulgated under the 1933 Act, including persons, trusts, estates or other entities related to persons deemed to be Affiliates of Centennial.

     2.28 Obstacles to Regulatory Approval or Tax Treatment. To the best knowledge and belief of management of Centennial, there exists no fact or condition relating to Centennial that may reasonably be expected to (i) prevent, impede or delay Crescent Financial or Centennial from obtaining the regulatory approvals required to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a tax-free reorganization under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to Centennial, Centennial shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to the President of Crescent Financial.

     2.29 Disclosure. To the best knowledge and belief of management of Centennial, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Centennial at any time to Crescent Financial in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Centennial to Crescent Financial is or will be a true and complete copy of such document, unmodified except by another document delivered by Centennial.

        ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CRESCENT FINANCIAL

     Except as otherwise specifically described herein or as "Previously Disclosed" to Centennial, Crescent Financial hereby makes the following representations and warranties to Centennial. ("Previously Disclosed" shall mean, as to Crescent Financial, the disclosure of information in a letter delivered by Crescent Financial to Centennial specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

     3.1 Corporate Organization, Capacity and Authority.

          (a) Organization. Crescent Financial is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the

Commissioner as a commercial bank holding company and with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

          (b) Subsidiaries. Crescent Financial has one wholly owned subsidiary, Crescent. Other than Crescent, Crescent Financial has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in Crescent Financial's investment portfolio and securities held in a fiduciary capacity.

          (c) Organization of Subsidiary. Crescent is duly organized and validly existing under the laws of the State of North Carolina. All of the outstanding capital stock of Crescent is owned of record and beneficially, free and clear of all security interests and claims, by Crescent Financial. All of the outstanding shares of capital stock of Crescent are duly authorized, validly issued, fully paid and nonassessable, except to the extent set forth in N.C. General Statutes
Section 53-42.

          (d) Power and Authority. Each of Crescent Financial and Crescent has all requisite power and authority (corporate and other) to own, lease and operate its properties and conduct its business as now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on Crescent Financial and Crescent, and is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on Crescent Financial and Crescent. For purposes of this Article III, "Material Adverse Effect" shall mean: (a) with respect to references to Crescent Financial, any change in the business of Crescent Financial that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of Crescent Financial, or (b) with respect to references to Crescent, any change in the business of Crescent that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of Crescent Financial and Crescent considered as one enterprise.

          (e) Constituent Documents. Crescent Financial has previously delivered to Centennial true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of each of Crescent Financial and Crescent, including all amendments and proposed amendments thereto.

     3.2 Capital Stock. The authorized capital stock of Crescent Financial consists of 20,000,000 shares of Crescent Financial Stock, of which 2,143,249 shares are issued and outstanding as of December 31, 2002, and 5,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. Each outstanding share of Crescent Financial Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder. The shares of Crescent Financial Stock issued to Centennial's shareholders pursuant to this Agreement, when issued as described herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be issued in compliance with applicable federal and state securities laws.

     3.3 Convertible Securities, Options, Etc. Except for the Crescent Financial 1999 Incentive Stock Option Plan and the stock options granted thereunder and the Crescent Financial 1999 Nonqualified Stock Option Plan for Directors and the stock options granted thereunder. Crescent Financial does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Crescent Financial Stock or any other securities of Crescent Financial, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Crescent Financial Stock or any other securities of Crescent Financial, or (iii) plan, agreement or other arrangement pursuant to which shares of Crescent Financial Stock or any other securities of Crescent Financial, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

     3.4 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by Crescent Financial's and Crescent's Boards of Directors.
(i) Crescent Financial and Crescent have the corporate power and authority to execute and deliver this Agreement and to perform their obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize Crescent Financial and Crescent to enter into this Agreement and to perform its respective obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of Crescent Financial and Crescent enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

     3.5 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Crescent Financial or Crescent with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of Crescent Financial or Crescent, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Crescent Financial or Crescent, is bound or by which it, its business, capital stock or any of its properties or assets may be affected;
(ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of Crescent Financial or Crescent; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of Crescent Financial or Crescent; or (v) interfere with or otherwise adversely affect Crescent Financial's or Crescent's ability to carry on its business as presently conducted. No consents, approvals or waivers are required to be obtained from any governmental or regulatory authority in connection with Crescent Financial's or Crescent's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of governmental or regulatory authorities described in Section 7.1 below and approvals previously obtained.

     3.6 Books and Records. The books of account of Crescent Financial and Crescent have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects Crescent Financial's and Crescent's, respectively, items of income and expense and all of its assets, liabilities and shareholders' equity. The minute books of each of Crescent Financial and Crescent accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Centennial and its representatives.

     3.7 Regulatory Reports. Crescent Financial and Crescent have filed all reports, registrations and statements, together with any amendments that were required to be made with respect thereto, that were required to be filed with
(i) the Federal Reserve Board, (ii) the FDIC, (iii) the Commissioner, and (iv) any other governmental or regulatory authorities having jurisdiction over Crescent Financial or Crescent except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on Crescent Financial and Crescent. All such reports and statements filed with the Federal Reserve Board, the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the "Crescent Financial Reports." As of their respective dates, the Crescent Financial Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and, Crescent Financial has not been notified that any such Crescent Financial Reports were deficient in any material respect as to form or content. Following the date of this Agreement, Crescent Financial shall deliver to Centennial upon its request a copy of any report, registration, statement or other regulatory filing made by Crescent Financial or Crescent with the Federal Reserve Board, the FDIC, the Commissioner or any other such regulatory authority.

     3.8 SEC Filings; Financial Statements.

          (a) SEC Filings. Crescent Financial has filed and made available to Centennial all forms, reports, and documents required to be filed by Crescent Financial with the SEC since its date of incorporation and Crescent has filed and made available to Centennial all forms, reports and documents required to be filed by Crescent with the FDIC (collectively, the "Crescent Financial SEC Reports"). The Crescent Financial SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act") and (ii)did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Crescent Financial SEC Reports or necessary in order to make the statements in such Crescent Financial SEC Reports, in light of the circumstances under which they were made, not misleading.

          (b) Financial Statements. Crescent Financial has filed with the SEC and made available to Centennial the following financial statements (collectively, the "Crescent Financial Statements"): (i) its consolidated balance sheets as of December 31, 2002 and 2001 and its consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 2002, 2001 and 2000, together with notes thereto, all as audited by Dixon Odom PLLC, independent certified public accountants. Following the date of this Agreement, Crescent Financial promptly will deliver to Centennial all other annual or interim financial statements prepared by or for Crescent Financial. The Crescent Financial Statements (including any related notes and schedules thereto) (i) are in accordance with Crescent Financial's books and records, and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and present fairly Crescent Financial's consolidated financial condition, assets and liabilities, results of operations, changes in shareholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

     3.9 Tax Returns and Other Tax Matters. (i) Each of Crescent Financial and Crescent has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Crescent Financial, Crescent or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of Crescent Financial to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the Crescent Financial Statements; (iii) tax returns and reports of Crescent Financial and Crescent have not been subject to audit by the IRS or the North Carolina Department of Revenue since incorporation and neither Crescent Financial nor Crescent has received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) neither Crescent Financial nor Crescent has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

     3.10 Absence of Material Adverse Changes. Since December 31, 2002, there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a Material Adverse Effect on Crescent Financial and Crescent.

     3.11 Absence of Undisclosed Liabilities. Neither Crescent Financial nor Crescent have any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Crescent Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2001 and which are not, individually or in the aggregate, material to Crescent Financial and Crescent considered as one enterprise.

     3.12 Litigation and Compliance with Law.

          (a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of Crescent Financial, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of Crescent Financial, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Crescent Financial, Crescent or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of Crescent Financial or Crescent for, or subject Crescent Financial or Crescent to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on Crescent Financial and Crescent or on Crescent Financial's ability to consummate the Merger.

          (b) Except for such licenses, permits, orders, authorizations or approvals ("Permits") the absence of which would not have a Material Adverse Effect on Crescent Financial or Crescent, each of Crescent Financial and Crescent has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on Crescent Financial and Crescent, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of Crescent Financial, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

          (c) Neither Crescent Financial nor Crescent is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Federal Reserve Board, the FDIC or the Commissioner) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against Crescent Financial or Crescent which in any manner limits, restricts, regulates, enjoins or prohibits any present or past business or practice of Crescent Financial or Crescent; and neither Crescent Financial nor Crescent has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

          (d) Neither Crescent Financial nor Crescent is in violation or default under, and each has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs,

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

injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on Crescent Financial and Crescent, and, to the best knowledge and belief of management of Crescent Financial, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

     3.13 Absence of Brokerage or Finders' Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by Crescent Financial or its representative, Ryan Beck & Co ("Ryan Beck") directly with Centennial or its representatives and no person or firm or other than Ryan Beck has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Crescent Financial or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

     3.14 Obstacles to Regulatory Approval or Tax Treatment. To the best of the knowledge and belief of the management of Crescent Financial, no fact or condition relating to Crescent Financial exists that may reasonably be expected to (i) prevent, impede or delay Crescent Financial or Centennial from obtaining the regulatory approvals required in order to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a tax-free reorganization under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to the executive officers of Crescent Financial, Crescent Financial promptly (and in any event within three days after obtaining such knowledge) shall communicate such fact or condition to the President of Centennial.

     3.15 Loans, Accounts, Notes and Other Receivables.

          (a) All loans, accounts, notes and other receivables reflected as assets on the books and records of Crescent Financial and Crescent (i) have resulted from bona fide business transactions in the ordinary course of operations of Crescent Financial and Crescent, (ii) were made in accordance with the standard loan policies and procedures of Crescent Financial and Crescent, and (iii)are owned by Crescent Financial or Crescent free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

          (b) All of the records of Crescent Financial and Crescent regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any Loan Collateral, such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan.

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

          (c) To the best knowledge and belief of management of Crescent Financial, each loan reflected as an asset on the books of Crescent Financial and Crescent and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

     3.16 Securities Portfolio and Investments. All securities owned by Crescent Financial or Crescent (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of Crescent Financial or Crescent to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Crescent Financial or Crescent is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which Crescent Financial or Crescent has "purchased" securities under agreement to resell, Crescent Financial or Crescent has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since December 31, 2002, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of Crescent Financial's securities portfolio as a whole.

     3.17 Disclosure. To the best of the knowledge and belief of Crescent Financial, no written statement, certificate, schedule, list or written information furnished by or on behalf of Crescent Financial at any time to Centennial in connection with this Agreement (including, without limitation, the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Crescent Financial to Centennial is or will be a true and complete copy of such document, unmodified except by another document delivered by Crescent Financial.

                       ARTICLE IV. COVENANTS OF CENTENNIAL

     4.1 Affirmative Covenants of Centennial. Centennial hereby covenants and agrees as follows with Crescent Financial:

          (a) "Affiliates" of Centennial. Centennial will use its best efforts to cause each Affiliate disclosed to Crescent Financial (in addition to each additional person who shall become an Affiliate of Centennial after the date of this Agreement or who shall be deemed by Crescent Financial or its counsel, in their sole discretion, to be an Affiliate of Centennial, and including persons, trusts, estates, corporations or other entities related to persons deemed to be Affiliates of Centennial) to execute and deliver to Crescent Financial prior to the Closing a written agreement (the "Affiliates' Agreement") relating to restrictions on shares of Crescent Financial Stock to be received by such Affiliates pursuant to this Agreement, which Affiliates' Agreement shall be in form and content reasonably satisfactory to Crescent Financial. Certificates for the shares of Crescent Financial Stock issued to Affiliates of Centennial shall

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

bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates' Agreement) with respect to the restrictions applicable to such shares.

          (b) Conduct of Business Prior to Effective Time. Between the date of this Agreement and the Effective Time, except as otherwise agreed by Crescent Financial in writing, Centennial will carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and will:

               (i) make all reasonable efforts to preserve intact its present business organization, keep available their present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

               (ii) maintain all of its properties and equipment used in its business in customary repair, order and condition, ordinary wear and tear excepted;

               (iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis except to the extent otherwise reasonably required by applicable laws or regulations or GAAP;

               (iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

               (v) not change its existing loan underwriting guidelines, policies or procedures except as may be required by law;

               (vi) continue to maintain in force insurance such as is described in Section 2.24 above; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and

               (vii) promptly provide to Crescent Financial such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as Crescent Financial reasonably shall request.

          (c) Loans. Centennial will obtain Crescent Financial's prior approval for each new extension of credit (including the issuance of unfunded commitments) that it proposes to make within the following categories: (i) loan participations, (ii) loans for acquisition and development purposes, and (iii) non-residential construction loans exceeding $500,000 in principal amount. Centennial will not enter into any form of indirect lending. Additionally, Centennial will make available and provide to Crescent Financial the following information with respect to its loans and other extensions of credit (such assets herein referred to as "Loans") as of December 31, 2002 and as of the end of each month thereafter until the Effective Time, such

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

information for each month, or in the case of (ii) below, quarterly to be in form and substance as is usual and customary in the conduct of its business and to be furnished within 25 days of the end of each month ending after the date hereof, except as otherwise provided:

               (i) a list of Loans past due for 30 days or more as to principal or interest;

               (ii) an analysis of the Loan Loss Reserve and management's assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or "watch list" Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or "watch list" Loan;

               (iii) a list of Loans in nonaccrual status;

               (iv) a list of all Loans over $50,000 without principal reduction for a period of longer than one year;

               (v) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

               (vi) a list of reworked or restructured Loans over $50,000 and still outstanding, including original terms, restructured terms and status; and

               (vii) a list of any actual or threatened litigation by or against Centennial pertaining to any Loans or credits, together with the pleadings and other filed documents related thereto.

          (d) Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, Centennial promptly will notify Crescent Financial in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of Centennial herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of Centennial's covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.3 below.

          (e) Consents to Assignment of Contracts and Leases. Centennial will use its best efforts to obtain all required consents to the assignment to Crescent Financial of Centennial's rights and obligations under any contracts or personal or real property leases, each of which consents shall be in such form as shall be specified by Crescent Financial.

          (f) Qualified Plans. Centennial shall take all appropriate action as shall be necessary to maintain the Centennial 401(k) Plan (the "Centennial 401(k) Plan"), as a qualified

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

plan for purposes of ERISA. Centennial acknowledges that Crescent Financial intends (i) that the Centennial 40l(k) Plan will be merged into Crescent Financial's Section 401(k) Savings Plan (the "Crescent Financial 401(k) Plan") as soon as practicable after the Effective Time. Centennial shall take all such actions with respect to such plans as shall be necessary to accomplish such intent and, until the Effective Time, will not take any other extraordinary actions with respects to such plans without the written consent of Crescent Financial.

          (g) Further Action; Instruments of Transfer. Centennial shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to Crescent Financial all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of Centennial in consummating such transactions and (iii) cooperate with Crescent Financial fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

     4.2 Negative Covenants of Centennial. Between the date hereof and the Effective Time, Centennial will not do any of the following things or take any of the following actions without the prior written consent and authorization of the President of Crescent Financial:

          (a) Amendments to Articles of Incorporation or Bylaws. Amend its Articles of Incorporation or bylaws.

          (b) Change in Capital Stock. Make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or issue (except pursuant to the exercise of options heretofore granted and outstanding under the Centennial Option Plans), sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action.

          (c) Options, Warrants and Rights. Grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

          (d) Dividends. Declare or pay any dividends on the outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

          (e) Employment, Benefit or Retirement Agreements or Plans. Except as required by law, contemplated by this Agreement or Previously Disclosed, (i) enter into, become bound by, renew or extend any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by Centennial without cost or other liability on no more than 30 days' notice; (ii) amend any existing, or adopt, enter into or become bound by any new or additional, profit-sharing, bonus, incentive, change in control or "golden parachute," stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; (iii) grant or amend any existing options under the Centennial Option Plans; (iv) make contributions to the Centennial 401(k) Plan other than basic and matching contributions in accordance with the terms of the Centennial 401(k) Plan as Previously Disclosed; or (v) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

          (f) Increase in Compensation. With the exception of the anticipated increases in annual salary and annual officer and employee bonuses Previously Disclosed to Crescent Financial and such other raises as are in the ordinary course of business and in accordance with historical practices, increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants.

          (g) Accounting Practices. Make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

          (h) Acquisitions; Additional Branch Offices. Directly or indirectly
(i)acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

          (i) Changes in Business Practices. Except as may be required by the FDIC, the Commissioner or any other governmental or other regulatory agency or as shall be required by applicable law, regulation or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Section 4.1(b) above and Section 6.9 below).

          (j) Exclusive Merger Agreement. Directly or indirectly, through any person (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than Crescent Financial) relating to a merger or other acquisition of Centennial or the purchase or acquisition of any Centennial Stock or all or any significant part of Centennial's assets; or, except as required by law or by fiduciary obligations owed to the person assisted, provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning Centennial or its business, or afford to any other person or entity access to its properties, facilities, books or records; (iii) sell or transfer all or any significant part of Centennial's assets to any other person or entity; or (iv) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

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

          (k) Acquisition or Disposition of Assets.

               (i) Except in the ordinary course of business consistent with its past practices, sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets; provided, however, that for the purposes of this Agreement, the sale of "other assets owned", "other real estate owned" or any similar property obtained upon foreclosure of loans by Centennial, shall not be considered to be in the ordinary course of business.

               (ii) Except in the ordinary course of business consistent with past practices, purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

               (iii) Enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees or which obligates Centennial for a period longer than six months;

               (iv) Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

               (v) Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license) other than assets that are obsolete or no longer used in Centennial's business; or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of Centennial or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

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

          (l) Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent).

          (m) Liens; Encumbrances. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (with the exception of those liens and encumbrances Previously Disclosed to Crescent Financial with specificity) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with borrowings from the Federal Home Loan Bank of Atlanta, securing of public funds deposits, repurchase agreements or other similar operating matters).

          (n) Waiver of Rights. Waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money's worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

          (o) Other Contracts. Except as Previously Disclosed, enter into or become bound by any contracts, agreements, commitments or understandings (other than those described elsewhere in this Section 4.2) (i) for or with respect to any charitable contributions in excess of $5,000; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which Centennial would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit Centennial to make expenditures of more than $15,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of Centennial's lending operations).

          (p) Deposit Liabilities. Following the date of this Agreement and up to the Effective Time, Centennial will make pricing decisions with respect to its deposit accounts in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets.

     4.3 Shareholder Approval.

          (a) Meeting of Shareholders. Centennial shall cause a meeting of its shareholders to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of this Agreement and Plan of Merger. In connection with the call and conduct of and all other matters relating to its shareholders' meeting (including the solicitation of proxies), Centennial shall fully comply with all provisions of applicable federal and state law and regulations and with its Articles of Incorporation and bylaws.

          (b) Recommendation of Board of Directors. Subject to its fiduciary obligations, the Board of Directors of Centennial shall recommend to the shareholders of

Centennial that they vote their shares at the shareholders' meeting contemplated by Section 4.3(a) above to approve this Agreement and Plan of Merger and the Proxy Statement/Prospectus (as defined in Section 6.1(b) will so indicate and state that Centennial's Board of Directors considers the Merger to be advisable and in the best interests of Centennial and its shareholders.

                   ARTICLE V. COVENANTS OF CRESCENT FINANCIAL

     Crescent Financial hereby covenants and agrees as follows with Centennial:

     5.1 NASDAQ Notification. Prior to the Effective Time, Crescent Financial shall file with the National Association of Securities Dealers such notifications and other materials (and shall pay such fees) as shall be required for the listing on Nasdaq of the shares of Crescent Financial Stock to be issued to Centennial's shareholders pursuant to the Merger.

     5.2 Employment.

          (a) Contracts. At the Effective Time, Crescent will enter into the Confidentiality and Non-Compete Agreement with John H. Ketner, Jr. substantially in the form attached hereto as Exhibit A and shall enter into the Employment Agreement with James F. Byrd substantially in the form of Exhibit B hereto.

          (b) Other Employees. After the Effective Time, Crescent Financial may, but shall be under no obligation to, retain other employees of Centennial. Any such person retained shall be an employee of Crescent Financial or Crescent on an "at-will" basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate Crescent Financial or Crescent to employ any such person for any specific period of time or in any specific position or location or to restrict Crescent Financial's or Crescent's right to change the rate of compensation or terminate the employment of any such person at any time and for any reason.

          (c) Severance Policy. Any employee of Centennial at the Effective Time who shall not be offered employment with Crescent after the Effective Time shall be paid a severance in an amount equal to two (2) weeks of compensation of such employee for every full or partial year of employment with Centennial. Crescent and Centennial shall mutually agree upon a special cash bonus policy for selected non-officer employees of Centennial designed to encourage such employees to remain employed with Centennial from the date hereof through the Effective Time.

          (d) 2003 Centennial Management Incentive Plan. Crescent Financial and Crescent will honor the terms, conditions and payout of the 2003 Centennial Management Incentive Plan immediately after December 31, 2003 or the Effective Time, whichever is the last to occur, as if such Plan were in effect for Centennial for the entire fiscal year ended December 31, 2003, except that John
H. Ketner, Jr. shall not be considered a participant in the Plan for any purpose.

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

     5.3 Employee Benefits.

          (a) Generally. Except as otherwise provided herein and to the extent permitted by contribution and deduction limitations of ERISA and the Code with respect to Crescent Financial's qualified plans, any employee of Centennial who continues employment with Crescent Financial or Centennial at the Effective Time (a "New Employee") shall become entitled to receive all employee benefits and to participate in all benefit plans provided by Crescent Financial on the same basis and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of Crescent Financial. However, each New Employee shall be given credit for his or her full years of service with Centennial for purposes of (i) entitlement to vacation and sick leave and for participation in all Crescent Financial welfare, insurance and other fringe benefit plans, and (ii) eligibility for participation and vesting in the Crescent Financial 401(k) Plan. Notwithstanding any provision herein to the contrary, Crescent Financial will not be required to take any action that could adversely affect the continuing qualification of the Crescent Financial 40l(k) Plan. Crescent Financial will grant to each New Employee a pro rata amount of sick leave and vacation leave, in accordance with Crescent Financial's standard leave policies, for the period between the Effective Time and the end of the calendar year during which the Effective Time occurs. Each New Employee will be permitted to carry over accrued and unused sick leave and vacation leave earned at Centennial but shall thereafter be subject to Crescent Financial's leave policies.

          (b) Health Insurance. Each New Employee shall be entitled to participate in Crescent's group health insurance plan at a cost equal to the cost for any Crescent employee and such participation shall be without regard to pre-existing condition requirements under Crescent's group health insurance plan, to the extent any such condition at the Effective Time would have been covered under the health insurance plans of Centennial.

          (c) Option Plans. Crescent Financial shall assume each stock option granted under the Centennial Option Plans as provided in Section 1.10(a) above.

          (d) Key Man Insurance. Crescent Financial shall cause the $500,000 "key man" life insurance policy on the life of John H. Ketner, Jr. insured by Protective Life Insurance Company (Policy Number: PL0679670) to be assigned to John H. Ketner, Jr.

     5.4 Centennial Directors.

          (a) Representation on Crescent Board. Crescent Financial and Crescent shall each appoint Francis R. Quis, Jr. to its Board of Directors.

          (b) Crescent Advisory Board. Each member of the Board of Directors of Centennial serving at the Effective Time shall be appointed to serve on the advisory board of Crescent for the Southern Pines-Pinehurst region of North Carolina. Such members shall be compensated in the same manner as other advisory board members of other branches of Crescent.

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

     5.5 Indemnification of Directors and Officers.

          (a) After the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and liability insurance coverage for Centennial and its directors and officers, Crescent Financial shall indemnify, hold harmless and defend the directors and officers of Centennial in office on the date hereof or the Effective Time, to the same extent as it indemnifies its own directors and officers, from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature including, without limitation, reasonable attorneys' fees and legal costs and expenses therewith whether known or unknown and whether now existing or hereafter arising which may be threatened against, incurred, undertaken, received or paid by such persons in connection with or which arise out of or result from or are based upon any action or failure to act by such person in the ordinary scope of his duties as a director or officer of Centennial (including service as a fiduciary of any of the Centennial Plans (as defined in Section 2.23(a)) through the Effective Time; provided, however, that Crescent Financial shall not be obligated to indemnify such person for (i) any act not available for statutory or permissible indemnification under North Carolina law, (ii) any penalty, decree, order, finding or other action imposed or taken by any regulatory authority, (iii) any violation or alleged violation of federal or state securities laws to the extent that indemnification is prohibited by law, or (iv) any claim of sexual or other unlawful harassment, or any form of employment discrimination prohibited by federal or state law; further, provided, however, that (A) Crescent Financial shall have the right to assume the defense thereof and upon such assumption Crescent Financial shall not be liable to any director or officer of Centennial for any legal expenses of other counsel or any other expenses subsequently incurred by such director or officer in connection with the defense thereof, except that if Crescent Financial elects not to assume such defense or counsel for such director or officer reasonably advises such director or officer that there are issues which raise conflicts of interest between Crescent Financial and such director or officer, such director or officer may retain counsel reasonably satisfactory to him, and Crescent Financial shall pay the reasonable fees and expenses of such counsel, (B) Crescent Financial shall not be liable for any settlement effected without its prior written consent, and
(C) Crescent Financial shall have no obligation hereunder to any director or officer of Centennial when and if a court of competent jurisdiction shall determine that indemnification of such director or officer in the manner contemplated hereby is prohibited by applicable law. The indemnification provided herein shall be in addition to any indemnification rights an indemnitee may have by law, pursuant to the charter or bylaws of Centennial or pursuant to any Plan for which the indemnity serves as a fiduciary.

          (b) From and after the Effective Time, Crescent Financial will directly or indirectly cause the persons who served as directors or officers of Centennial at the Effective Time to be covered by Centennial's existing directors' and officers' liability insurance policy (provided that Crescent Financial may substitute therefor policies of at least the same coverage in amounts contained and terms and conditions which are not less advantageous than such policy). Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

          (c) The indemnification provided by this Section 5.5 is the sole indemnification provided by Crescent Financial to the directors and officers of Centennial for

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

service in such positions up to and through the Effective Time. This Section 5.5 is intended to create personal rights in the directors and officers of Centennial, who shall be deemed to be third-party beneficiaries hereof. Notwithstanding any other provision of this Agreement, at the Effective Time, the indemnification rights provided herein shall not be extinguished but shall instead survive for a period of three years after the Effective Time.

     5.6 Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, Crescent Financial promptly will notify Centennial in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of Crescent Financial herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of Crescent Financial's covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.2 below.

     5.7 Further Action; Instruments of Transfer. Crescent Financial shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to Centennial all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of Crescent Financial in consummating such transactions and (iii) cooperate with Centennial fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

     5.8 Shareholder Approval.

          (a) Meeting of Shareholders. Crescent Financial shall cause a meeting of its shareholders to be duly called and held as soon as practicable following the effectiveness of the Registration Statement for the purpose of voting on approval and adoption of this Agreement. In connection with the calling conduct of and all other matters relating to its shareholders' meeting (including the solicitation of proxies), Crescent Financial shall fully comply with all provisions of applicable federal and state law and regulations and with its Articles of Incorporation and Bylaws.

          (b) Recommendation of Board of Directors. Subject to its fiduciary obligations, the Board of Directors of Crescent Financial shall recommend to the shareholders of Crescent Financial that they vote their shares at the shareholders' meeting contemplated by Section 5.8(a) above to approve this Agreement and the Proxy Statement/Prospectus (as defined in Section 6.1(b)) will so indicate and state that Crescent Financial's Board of Directors considers the Merger to be advisable and in the best interests of Crescent Financial and its shareholders.

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

                         ARTICLE VI. MUTUAL AGREEMENTS

     6.1 Registration Statement; Proxy Statement/Prospectus.

          (a) Registration Statement and "Blue Sky" Approvals. As soon as practicable following the execution of this Agreement and after the furnishing by Centennial of all information required to be contained therein, Crescent Financial shall prepare and file with the SEC under the 1933 Act a registration statement on Form S-4 (or on such other form as Crescent Financial shall determine to be appropriate) (the "Registration Statement") covering the Crescent Financial Stock to be issued to shareholders of Centennial pursuant to this Agreement. Additionally, Crescent Financial shall take all such other actions, if any, as shall be required by applicable state securities or "blue sky" laws (i) to cause the Crescent Financial Stock to be issued upon consummation of the Merger, and at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (iii) to obtain any and all required approvals or consents to the issuance of such stock. Crescent Financial shall deliver to Centennial and its counsel a preliminary draft of the Registration Statement and the Proxy Statement/Prospectus as soon as practicable after the date of this Agreement.

          (b) Preparation and Distribution of Proxy Statement/Prospectus. Crescent Financial and Centennial jointly shall prepare a "Proxy Statement/Prospectus" for distribution to the shareholders of Centennial as the proxy statement relating to solicitation of proxies for use at the shareholders' meeting contemplated in Section 4.3(a) above and as Crescent Financial's prospectus relating to the offer and distribution of Crescent Financial Stock as described herein. The Proxy Statement/Prospectus shall be in such form and shall contain or be accompanied by such information regarding the shareholders' meeting, this Agreement, the parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by Crescent Financial and Centennial. Crescent Financial shall include the Proxy Statement/Prospectus as the prospectus in its "Registration Statement" described above; and Crescent Financial and Centennial shall cooperate with each other in good faith and shall use their best efforts to cause the Proxy Statement/Prospectus to comply with any comments of the SEC. Centennial shall mail the Proxy Statement/Prospectus to its shareholders prior to the scheduled date of their shareholders' meetings; provided, however, that no such materials shall be mailed to Centennial's shareholders unless and until Crescent Financial shall have determined to its own satisfaction that the conditions specified in Sections 7.1(b) and (c) below have been satisfied and shall have approved such mailing.

          (c) Information for Proxy Statement/Prospectus and Registration Statement. Each of Crescent Financial and Centennial shall promptly respond, and use its best efforts to cause its directors, officers, accountants and affiliates to promptly respond, to requests by the other party and its counsel for information for inclusion in the various applications for regulatory approvals and in the Proxy Statement/Prospectus. Each of Crescent Financial and Centennial hereby covenants with the other that none of the information provided by it for inclusion in the Proxy Statement/Prospectus will, at the time of its mailing, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in

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

order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and, at all times following such mailing up to and including the Effective Time, none of such information contained in the Proxy Statement/Prospectus, as it may be amended or supplemented, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     6.2 Regulatory Approvals. Within 75 days after the date of this Agreement, each of Crescent Financial and Centennial shall prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of it, by applicable law and regulations with respect to the transactions described herein (including applications to the FDIC, the Commissioner and to any other applicable federal or state banking, securities or other regulatory authority). Each party shall use its best efforts in good faith to obtain all necessary regulatory approvals required for consummation of the transactions described herein. Each party shall cooperate with the other party in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements or other material that may be required by any other party to complete any such application; and, before the filing therefor, each party to this Agreement shall have the right to review and comment on the form and content of any such application to be filed by any other party. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

     6.3 Access. Following the date of this Agreement and to and including the Effective Time, Centennial and Crescent Financial shall each provide the other party and such other party's employees, accountants, counsel or other representatives, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants as Centennial and Crescent Financial, as the case may be, shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by Crescent Financial or Centennial shall be performed in such a manner as will not interfere unreasonably with the other party's normal operations or with relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing.

     6.4 Costs. Subject to the provisions of Section 8.3(c) below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, each of Crescent Financial and Centennial shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement including, in the case of Centennial, payments to The Strategic Alliance Corporation, or otherwise in connection with this Agreement and the transactions described herein (including, without limitation, all accounting fees, legal fees, filing fees, printing costs, mailing costs, travel expenses, and investment banking fees).

     6.5 Announcements. No person other than the parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the

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

transactions described herein, and, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to Crescent Financial or Centennial any such disclosure by Crescent Financial or Centennial, as the case may be, is required by law or otherwise is prudent.

     6.6 Confidentiality. Crescent Financial and Centennial each shall treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent
(i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Section 6.6), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or other regulatory authorities in connection with the transactions described herein, or
(iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law. In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other party all copies of any and all documents or other written materials or information (including computer generated and stored data) of or relating to such other party which were obtained from them during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party. The parties' obligations of confidentiality under this Section 6.6 shall survive and remain in effect following any termination of this Agreement.

     6.7 Environmental Studies. At its option, Crescent Financial may cause to be conducted Phase I environmental assessments of the Real Property, the real estate subject to any Real Property Lease, or the Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as Crescent Financial shall deem necessary or desirable (collectively, the "Environmental Survey"); provided, however, that the Environmental Survey, as much as possible, shall be performed in such a manner as will not interfere unreasonably with Centennial's normal operations, and provided further, however, that Centennial shall use its best efforts to obtain any required consents of third parties to permit any

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

Environmental Survey of any Loan Collateral. Crescent Financial shall attempt in good faith to complete all such Phase I environmental assessments within 60 days following the date of this Agreement and thereafter to conduct and complete any such additional studies, testing, sampling and analyses as promptly as practicable. Subject to the provisions of Section 8.3(c) below, the costs of the Environmental Survey shall be paid by Crescent Financial. If (i) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral which constitutes or would constitute a violation of any Environmental Laws, and if, (ii) based on the advice of its legal counsel or other consultants, Crescent Financial believes that Centennial or, following the Merger, Crescent Financial or Crescent, could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that Centennial or, following the Merger, Crescent Financial or Crescent, could become liable for monetary damages (including without limitation any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, Centennial or, following the Merger, Crescent Financial or Crescent, could incur any such liability if it acquired title to such Loan Collateral), and if, (iii) based on the advice of their legal counsel or other consultants, Crescent Financial reasonably believes the amount of expenses or liability which either of them could incur or for which either of them could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time during the next twenty years could equal or exceed an aggregate of $250,000, then Crescent Financial shall give Centennial prompt written notice thereof (together with all information in its possession relating thereto) and, at Crescent Financial's sole option and discretion, at any time thereafter and up to the Effective Time, it may terminate this Agreement without further obligation or liability to Centennial or its shareholders.

     6.8 Tax-Free Reorganization. Crescent Financial and Centennial shall each use its best efforts to cause the Merger to qualify as a tax-free
"reorganization" within the meaning of Section 368(a)(1)(A) of the Code and that it shall not intentionally take any action that would cause the Merger to fail to so qualify.

     6.9 Certain Modifications. Crescent Financial and Centennial shall consult with each other with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Centennial shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Crescent Financial and Centennial also shall consult with each other with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them. The representations, warranties and covenants of each of Crescent Financial and Centennial contained in this Agreement shall not be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken by reason of this Section 6.9.

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

     6.10 Transition Team. Crescent Financial and Centennial shall create a transition team comprised of staff and representatives of Centennial and staff and representatives of Crescent (the "Transition Team"). The purpose of the Transition Team shall be to provide detailed guidance to Crescent Financial in fulfilling and consummating the Merger, to maintain open lines of communication between Centennial and Crescent Financial, and to handle customer inquiries regarding the Merger. The Transition Team shall meet as necessary until the Effective Time. Members of the Transition Team shall receive no separate compensation for such service.

                   ARTICLE VII. CONDITIONS PRECEDENT TO MERGER

     7.1 Conditions to all Parties' Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

          (a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger in consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including, without limitation, the approval of the shareholders of Centennial of this Agreement and Plan of Merger.

          (b) Registration Statement Effective. The Registration Statement (including any post-effective amendments thereto) shall be effective under the 1933 Act, and no stop orders or proceedings shall be pending or, to the knowledge of Crescent Financial, threatened by the SEC to suspend the effectiveness of such Registration Statement.

          (c) "Blue Sky" Approvals. Crescent Financial shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of exemptions from Blue Sky registration requirements as may be necessary, and no stop orders or proceedings shall be pending or, to the knowledge of Crescent Financial, threatened by any state Blue Sky administration to suspend the effectiveness of any registration statement filed therewith with respect to the issuance of Crescent Financial Stock in the Merger.

          (d) Regulatory Approvals. (i) The Merger and other transactions described herein shall have been approved, to the extent required by law, by the FDIC, the Commissioner, and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions, (ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by Crescent Financial or Centennial to be materially disadvantageous or burdensome or to so adversely affect the economic or business benefits of this Agreement to Crescent Financial or Centennial's shareholders as to render it inadvisable for it to consummate the Merger; (iii) all applicable waiting periods following regulatory approvals shall have expired without objection to the Merger by the FDIC or other applicable regulatory authorities; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

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

          (e) Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the FDIC, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii)any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit Centennial Crescent Financial or Crescent from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against Centennial, Crescent Financial or Crescent or any of their respective officers or directors which shall reasonably be considered by Centennial or Crescent Financial to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

          (f) Tax Opinion. The parties shall have received an opinion, dated the Closing Date, of Dixon Odom PLLC or another tax advisor in form and substance satisfactory to Crescent Financial and Centennial, substantially to the effect that, for federal income tax purposes: (i) consummation of the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code; (ii) no gain or loss will be recognized by Crescent Financial or Centennial by reason of the Merger, (iii) the exchange or cancellation of shares of Centennial Stock in the Merger will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of Centennial to the extent such shareholders receive Crescent Financial Stock in exchange for their shares of Centennial Stock (except with respect to cash in lieu of fractional shares); (iv) the basis of the Crescent Financial Stock to be received by a shareholder of Centennial will be the same as the basis of the Centennial Stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of dividend income or gain recognized, if any, as a result of the Merger; and (v) if Centennial Stock is a capital asset in the hands of the shareholder at the Effective Time, the holding period of the Crescent Financial Stock received by the shareholder in the Merger will include the holding period of Centennial Stock surrendered in exchange therefor. In rendering its opinion, Dixon Odom PLLC or such other tax advisor will require and rely on representations by officers of Crescent Financial and Centennial, and will be entitled to make reasonable assumptions.

          (g) Nasdaq Listing. Crescent Financial shall have satisfied all requirements for the shares of Crescent Financial Stock to be issued to the shareholders of Centennial and holders of options issued under the Centennial Option Plans in connection with the Merger to be listed on Nasdaq as of the Effective Time.

     7.2 Additional Conditions to Centennial's Obligations. Notwithstanding any other provision of this Agreement to the contrary, Centennial's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

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

          (a) Material Adverse Change. There shall not have been any material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Crescent Financial and Crescent considered as one enterprise and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

          (b) Compliance with Laws. Crescent Financial and Crescent shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Crescent Financial and Crescent considered as one enterprise.

          (c) Crescent Financial's Representations and Warranties and Performance of Agreements; Officers' Certificate. Unless waived in writing by Centennial as provided in Section 10.2 below, (i) each of the representations and warranties of Crescent Financial and Crescent contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Crescent Financial and Crescent considered as one enterprise, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement; and (ii) Crescent Financial shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. Centennial shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of Crescent Financial to the foregoing effect and as to such other matters as may be reasonably requested by Centennial.

          (d) Legal Opinion of Crescent Financial's Counsel. Centennial shall have received from Gaeta & Associates, P.A., counsel for Crescent Financial, a written opinion dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to Centennial and its counsel.

          (e) Fairness Opinion. Centennial shall have received from its financial advisor, Smith Capital, an opinion dated as of a date prior to the mailing of the Proxy Statement/Prospectus to Centennial's shareholders in connection with its shareholders' meeting to the effect that the consideration to be received by Centennial's shareholders in the Merger is fair, from a financial point of view, to Centennial and its shareholders.

          (f) Other Documents and Information from Crescent Financial. Crescent Financial shall have provided to Centennial correct and complete copies of its Articles of Incorporation, bylaws and Board of Directors resolutions approving this Agreement and the Merger (all certified by its Secretary), together with certificates of the incumbency of its officers

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

and such other closing documents and information as may be reasonably requested by Centennial or its counsel.

     7.3 Additional Conditions to Crescent Financial's Obligations. Notwithstanding any other provision of this Agreement to the contrary, Crescent Financial's obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

          (a) Material Adverse Change. There shall not have occurred any material adverse change in the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Centennial and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

          (b) Compliance with Laws. Centennial shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Crescent Financial or Centennial.

          (c) Centennial's Representations and Warranties and Performance of Agreements; Officers' Certificate. Unless waived in writing by Crescent Financial as provided in Section 10.2 below, (i) each of the representations and warranties of Centennial contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Centennial, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement, and (ii) Centennial shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. Crescent Financial shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of Centennial to the foregoing effect and as to such other matters as may be reasonably requested by Crescent Financial.

          (d) Legal Opinion of Centennial's Counsel. Crescent Financial shall have received from Maupin Taylor and Ellis, P.A. counsel to Centennial, a written opinion, dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to Crescent Financial and its counsel.

          (e) Fairness Opinion.Crescent Financial shall have received from its financial advisor, Ryan Beck, an opinion dated as of a date prior to the mailing of the Proxy Statement/Prospectus to Crescent Financial's shareholders in connection with its shareholders' meeting to the effect that the consideration to be paid to Centennial's shareholders in the Merger is fair, from a financial point of view, to Crescent Financial and its shareholders.

          (f) Other Documents and Information from Centennial. Centennial shall have provided to Crescent Financial correct and complete copies of Centennial's Articles of Incorporation, bylaws and Board and shareholder resolutions (all certified by Centennial's Secretary), together with certificates of the incumbency of Centennial's officers and such other closing documents and information as may be reasonably requested by Crescent Financial or its counsel.

          (g) Amendments to Benefit Plans. The Board of Directors of Centennial shall have adopted and implemented, effective as of the Effective Time, such amendments to the Centennial Option Plans as may be necessary in accordance with the provisions of this Agreement and otherwise satisfactory to Crescent Financial.

          (h) Consents to Assignment of Property Leases. Centennial shall have obtained all required consents to the assignment to Crescent Financial of its rights and obligations under any personal property lease and any Real Property Lease material to the business of Centennial, and such consents shall be in such form and substance as shall be satisfactory to Crescent Financial; and each of the lessors of Centennial shall have confirmed in writing that Centennial is not in default under the terms and conditions of any personal property lease or any Real Property Lease.

          (i) Employee Agreements. John H. Ketner, Jr. and James F. Byrd shall have entered into the Agreements set forth in Section 5.2(a) hereof.

                   ARTICLE VIII. TERMINATION; BREACH; REMEDIES

     8.1 Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of Centennial), this Agreement may be terminated by the mutual agreement of Crescent Financial and Centennial. Upon any such mutual termination, all obligations of Centennial and Crescent Financial hereunder shall terminate and each party shall pay costs and expenses as provided in Section 6.4 above.

     8.2 Unilateral Termination. This Agreement may be terminated by either Crescent Financial or Centennial (whether before or after approval hereof by Centennial's or Crescent Financial's shareholders) upon written notice to the other parties and under the circumstances described below.

          (a) Termination by Crescent Financial. This Agreement may be terminated by Crescent Financial by action of its Board of Directors:

               (i) if any of the conditions to the obligations of Crescent Financial (as set forth in Section 7.1 and 7.3 above) shall not have been satisfied or effectively waived in writing by Crescent Financial by September 20, 2003 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Crescent Financial to satisfy any of its obligations, covenants or agreements contained herein);

               (ii) if Centennial shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or Article VI herein in any material respect;

               (iii) if Crescent Financial determines at any time that any of Centennial's representations or warranties contained in Article II above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

               (iv) if, notwithstanding Crescent Financial's satisfaction of its obligations under Section 6.1 above, Centennial's shareholders do not approve this Agreement and Plan of Merger at its shareholders' meeting held for such purpose;

               (v) if the Merger shall not have become effective on or before September 30, 2003 unless such date is extended as evidenced by the written mutual agreement of the parties hereto; provided, however, that in the event there is a delay of not more than 30 days caused by circumstances beyond the control of the parties hereto, the dates set forth in this Section 8.2(a) shall be extended by mutual agreement for up to an additional 60 days;

               (vi) under the circumstances described in Section 6.7 above; and

               (vii) if Crescent Financial enters into a transaction with a third party whereby such party will acquire all or substantially all of the capital stock of Crescent Financial or Crescent Financial will merge with the third party and such agreement provides that such acquisition or merger may only be effected if Crescent Financial terminates this Agreement; provided, however, that in the event this Agreement is terminated by Crescent Financial pursuant to this Section 8.2(a)(vii), Crescent Financial shall reimburse Centennial for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $100,000.

     However, before Crescent Financial may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Section 8.2(a), it shall give written notice to Centennial as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Crescent Financial shall not become effective if, within 30 days following the giving of such notice, Centennial shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Crescent Financial. In the event Centennial cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Crescent Financial within such 30-day period, Crescent Financial shall have 30 days to notify Centennial of its intention to terminate this Agreement. A failure to so notify Centennial will be deemed to be a waiver by Crescent Financial of the breach, default or violation pursuant to Section 10.2 below.

          (b) Termination by Centennial. This Agreement may be terminated by Centennial by action of its Board of Directors:

               (i) if any of the conditions of the obligations of Centennial (as set forth in Section 7.1 and 7.2 above) shall not have been satisfied or effectively waived in writing by Centennial by September 30, 2003 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Centennial to satisfy any of its obligations, covenants or agreements contained herein);

               (ii) if Crescent Financial shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in
          Article V or Article VI herein in any material respect;

               (iii) if Centennial determines that any of Crescent Financial's representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

               (iv) if, notwithstanding Centennial's satisfaction of its obligations contained in Section 6.1 above, Centennial's or Crescent Financial's shareholders do not approve this Agreement and Plan of Merger at its shareholders' meeting called for such purpose;

               (v) if, prior to the Effective Time, a corporation, partnership, person, or other entity or group shall have made a bona fide proposal to acquire all or substantially all of the capital stock of Centennial or to merge with Centennial (an "Acquisition Transaction") that the Centennial Board of Directors determines, in its good faith judgment and in the exercise of its fiduciary duties, with respect to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of Smith Capital or other investment banking firm of national reputation, is more favorable to the Centennial shareholders and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that in the event this Agreement is terminated by Centennial pursuant to this Section 8.2(b)(v), Centennial shall reimburse Crescent Financial for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $100,000.

     However, before Centennial may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Section 8.2(b), it shall give written notice to Crescent Financial as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Centennial shall not become effective if, within 30 days following the giving of such notice, Crescent Financial shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Centennial. In the event Crescent Financial cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Centennial within such 30-day period, Centennial shall have 30 days to notify Crescent Financial of its intention to terminate this Agreement. A failure to so notify Crescent Financial will be deemed to be a waiver by Centennial of the breach, default or violation pursuant to Section 10.2 below.

     8.3 Effect of Termination.

          (a) In the event that (i) this Agreement is terminated by Centennial pursuant to Section 8.2(b)(v) and (ii) within 12 months of such termination, Centennial enters into a definitive agreement regarding an Acquisition Transaction, Centennial shall, immediately upon the consummation of such Acquisition Transaction, make a cash payment to Crescent Financial in the amount of $450,000. In the event that this Agreement is terminated by Crescent Financial pursuant to Section 8.2(a)(vii), Crescent Financial shall, immediately upon the consummation of such transaction, make a cash payment to Centennial in the amount of $450,000.

          (b) Except as set forth in subsection (a) of this Section 8.3 and
Section 8.2(v), in the event of the termination of this Agreement, this Agreement shall become void and have no effect except that the provisions of this Section 10.2 and Section 6.6 of this Agreement shall survive such termination, and neither party hereto shall have any liability to the other party in connection with such termination.

                           ARTICLE IX. INDEMNIFICATION

     9.1 Agreement to Indemnify. In the event this Agreement is terminated for any reason and the Merger is not consummated, then Centennial and Crescent Financial will indemnify each other as provided below.

          (a) By Centennial. Centennial shall indemnify, hold harmless and defend Crescent Financial from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by Crescent
Financial:

               (i) in connection with or which arise out of or result from or are based upon (A) Centennial's operations or business transactions or its relationship with any of its employees, or (B) Centennial's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

               (ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes a breach by Centennial of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of Centennial to perform any of its covenants, agreements or obligations under or in connection with this Agreement;

               (iii) in connection with or which arise out of or result from or are based upon any information provided by Centennial which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus at the time of its mailing to Centennial's and Crescent Financial's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading; and

               (iv) in connection with or which arise out of or result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation on, from or relating to the Real Property by Centennial or any other person of any Hazardous Substances, or any action taken or any event or condition occurring or existing with respect to the Real Property which constitutes a violation of any Environmental Laws by Centennial or any other person.

          (b) By Crescent Financial. Crescent Financial shall indemnify, hold harmless and defend Centennial from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by Centennial:

               (i) in connection with or which arise out of or result from or are based upon (A) Crescent Financial's operations or business transactions or its relationship with any of its employees, or (B) Crescent Financial's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

               (ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes a breach by Crescent Financial of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of Crescent Financial to perform any of its covenants, agreements or obligations under or in connection with this Agreement; and,

               (iii) in connection with or which arise out of or result from or are based upon any information provided by Crescent Financial which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus at the time of its mailing to Centennial's and Crescent Financial's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

     9.2 Procedure for Claiming Indemnification.

          (a) By Crescent Financial. If any matter subject to indemnification hereunder arises in the form of a claim against Crescent Financial or its successors and assigns (herein referred to as a "Third Party Claim"), Crescent Financial promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to Centennial. Within 15 days of such notice, Centennial either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify Crescent Financial that Centennial disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by Centennial and the cost of such defense shall be borne by Centennial except that Crescent Financial shall have the right to participate in such defense at its own expense and provided that Centennial shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon Crescent Financial or its successors or assigns. Crescent Financial agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to Centennial without charge therefor except for out-of-pocket expenses. If Centennial fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, Crescent Financial shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. Crescent Financial also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by Centennial.

          (b) By Centennial. If any matter subject to indemnification hereunder arises in the form of a claim against Centennial or its successors and assigns (herein referred to as a "Third Party Claim"), Centennial promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to Crescent Financial. Within 15 days of such notice, Crescent Financial either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify Centennial that Crescent Financial disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by Crescent Financial and the cost of such defense shall be borne by Crescent Financial except that Centennial shall have the right to participate in such defense at its own expense and provided that Crescent Financial

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

shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon Centennial or its successors and assigns. Centennial agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to Crescent Financial without charge therefor except for out-of-pocket expenses. If Crescent Financial fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, Centennial shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. Centennial also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by Crescent Financial.

                      ARTICLE X. MISCELLANEOUS PROVISIONS

     10.1 Reservation of Right to Revise Structure. Notwithstanding any provision herein to the contrary, Crescent Financial shall have the unilateral right to revise the structure of the Merger to achieve the tax consequences described in Section 6.8 or for any other reason Crescent Financial may deem advisable; provided, however, that no such change will (i) alter or change the amount or kind of consideration to be received by the shareholders of Centennial in the Merger or (ii) adversely affect the tax treatment to the shareholders of Centennial as a result of receiving such consideration. In the event of such election by Crescent Financial, the parties hereto shall execute an appropriate amendment to this Agreement.

     10.2 Survival of Representations, Warranties, Indemnification and Other Agreements.

          (a) Representations, Warranties and Other Agreements. None of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the parties' agreements contained in Section 6.6 above, Crescent Financial's covenants contained in Sections 5.1 through 5.5 above shall survive the effectiveness of the Merger.

          (b) Indemnification. The parties' indemnification agreements and obligations pursuant to Section 9.1 above shall become effective only in the event this Agreement is terminated, and neither of the parties shall have any obligations under Section 9.1 in the event of or following consummation of the Merger.

     10.3 Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof, provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party or as provided in Sections 8.2(a) and 8.2(b) above, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

     10.4 Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of Centennial and Crescent Financial, by an agreement in writing approved by a majority of the Boards of Directors of Crescent Financial and Centennial executed in the same manner as this Agreement; provided however, that the provisions of this Agreement relating to the manner or basis in which shares of Centennial Stock are converted into Crescent Financial Stock shall not be amended after the approval of this Agreement and Plan of Merger by the shareholders of Centennial without the requisite approval of such shareholders of such amendment.

     10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:

          (a)  If to Centennial, to:

                    Centennial Bank
                    Attention: Mr. John H. Ketner, Jr., President
                    Post Office Box 750
                    Southern Pines, North Carolina  28380

                    With copy to:

                    Maupin Taylor & Ellis, P.A.
                    Attention: Ronald D. Raxter
                    3200 Beechleaf Court
                    Raleigh, North Carolina  27604-1064

          (b)  If to Crescent Financial, to:

                    Crescent Financial Corporation
                    Attention: Mr. Michael G. Carlton, President
                    Post Office Box 5809
                    Cary, North Carolina 27512

               With copy to:

                    Gaeta & Associates, P.A.
                    Attention: Anthony Gaeta, Jr.
                    808 Salem Woods Drive, Suite 201
                    Raleigh, North Carolina  27615

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

     10.6 Further Assurance. Centennial and Crescent Financial shall each furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

     10.7 Headings and Captions. Headings and captions of the sections and Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

     10.8 Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

     10.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, Section, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

     10.10 Assignment. This Agreement may not be assigned by either party hereto except with the prior written consent of the other party hereto.

     10.11 Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which together shall constitute one agreement.

     10.12 Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina.

     10.13 Inspection. Any right of Crescent Financial or Centennial hereunder to investigate or inspect the assets, books, records, files and other information of the other in no way shall establish any presumption that Crescent Financial or Centennial should have conducted any investigation or that such right has been exercised by Crescent Financial or Centennial or their agents, representatives or others. Any investigations or inspections that have been made by Crescent Financial or Centennial or their agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Centennial or Crescent Financial in this Agreement.

     IN WITNESS WHEREOF, Centennial and Crescent Financial each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

                                        CENTENNIAL BANK


                                        By /s/ John H. Ketner, Jr.
                                           -------------------------------------
                                           John H. Ketner, Jr.
                                           President and Chief Executive Officer

ATTEST:


/s/ Julia A. Simmons
--------------------
Secretary


                                        CRESCENT FINANCIAL CORPORATION


                                        By /s/ Michael G. Carlton
                                           -------------------------------------
                                           Michael G. Carlton
                                           President and Chief Executive Officer

ATTEST:


/s/ Bruce W. Elder
-------------------------
Bruce W. Elder, Secretary


                                        CRESCENT STATE BANK


                                        By /s/ Michael G. Carlton
                                           -------------------------------------
                                           Michael G. Carlton
                                           President and Chief Executive Officer

ATTEST:


/s/ Bruce W. Elder
-------------------------
Bruce W. Elder, Secretary

                            SCHEDULES AND EXHIBITS TO
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                    SCHEDULE               DESCRIPTION
                    --------               -----------

                        A      Plan of Merger

                     EXHIBIT               DESCRIPTION
                     -------               -----------

                        A      Confidentiality and Non-Compete
                               Agreement with John H. Ketner, Jr.

                        B      Employment Agreement with James F. Byrd

                                   SCHEDULE A

                                 PLAN OF MERGER
                                 By and Between
                               CRESCENT STATE BANK
                                       and
                                 CENTENNIAL BANK

     1.01. Names of the Merging Corporations. The names of the banking corporations proposed to be merged are Crescent State Bank ("Crescent") and Centennial Bank ("Centennial").

     1.02. Nature of Transaction; Plan of Merger. Subject to the provisions of this Plan of Merger, at the "Effective Time" specified in the Articles of Merger filed with the North Carolina Secretary of State, Centennial will be merged into and with Crescent pursuant to Section 53-12 of the North Carolina General Statutes (the "Merger").

     1.03. Effect of Merger. At the Effective Time, and by reason of the Merger, the separate corporate existence of Centennial shall cease while the corporate existence of Crescent, as the surviving corporation in the Merger, shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger.

     1.04 Surviving Corporation. Following the Merger, Crescent shall continue to operate as a North Carolina banking corporation and will conduct its business at the then legally established branch and main offices of Crescent and Centennial. The duration of the corporate existence of Crescent, as the surviving corporation in the Merger, shall be perpetual and unlimited.

     1.05. Terms and Conditions of the Merger. The Merger shall be effected pursuant to the terms and conditions of this Plan of Merger and of the Agreement and Plan of Reorganization and Merger, dated as of March 12, 2003, by and among Centennial, Crescent and Crescent's sole shareholder, Crescent Financial Corporation, (the "Agreement").

     1.06 Assets and Liabilities of Centennial. At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all property, assets and rights of every kind and character of Centennial (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to Centennial, whether tangible or intangible) shall be transferred to and vest in Crescent, and Crescent shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Centennial (including all trust and other fiduciary properties, powers and rights), all without any conveyance, assignment or further act or deed; and, Crescent shall become responsible for all other liabilities, duties and obligations of every kind, nature and description of Centennial (including duties as trustee or fiduciary) as of the Effective Time.

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

     1.07. Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and Bylaws of Crescent in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of Crescent as the surviving corporation in the Merger.

     1.08. Conversion of Shares.

          (a) Centennial Stock. Except as otherwise provided herein, at the Effective Time, all rights of Centennial's shareholders with respect to all then outstanding shares of the common stock of Centennial, $3.50 par value per share ("Centennial Stock"), shall cease to exist, and the holders of shares of Centennial Stock shall cease to be and shall have no further rights as shareholders of Centennial. At the Effective Time, each such outstanding share of Centennial Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by Centennial, Crescent or Crescent Financial Corporation, which shall be canceled in the Merger, and for "Dissenting Shares" (as defined in Section
     1.9 of the Agreement)) shall be converted, without any action on the part of the holder of such shares, into the right to receive the "Merger Consideration" (as defined herein) in accordance with this Plan of Merger and Article I of the Agreement. Following the Effective Time, certificates representing shares of Centennial Stock outstanding at the Effective Time shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, the Merger Consideration.

          (b) Outstanding Stock of Crescent Financial Corporation and Crescent. Each share of common stock of Crescent Financial Corporation, par value $1.00 per share ("Crescent Financial Stock"), and each share of common stock of Crescent, par value $5.00 per share, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger.

     1.09 Merger Consideration.

          (a) Per Share Consideration. Subject to the provisions of this Plan of Merger and Article I of the Agreement, at the Effective Time each outstanding share of Centennial Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by Centennial, Crescent, or Crescent Financial Corporation and for Dissenting Shares) shall cease to represent any interest (equity, shareholder or otherwise) in Centennial and shall automatically be converted exclusively into the right to receive, at the election of the holder thereof, either:

               (i) cash in the amount of $10.11 (the "Per Share Amount"), without interest;

               (ii) the "Exchange Ratio" (as defined below) of shares of Crescent Financial Stock; or

               (iii) 50% of the cash amount set forth in clause (i) above and a number of shares of Crescent Financial Stock equal to 50% of the Exchange Ratio;

     provided however, that a holder of Centennial Stock may, pursuant to
     Section 1.6 of the Agreement, make no election, in which case such shares of Centennial Stock held by such holder shall be converted exclusively into the right to receive the consideration set forth below with respect to "Non-Election Shares" (as defined in Paragraph 1.10(b) of this Plan of Merger). The amount of cash into which shares of Centennial Stock shall be converted pursuant to this Plan of Merger and the Agreement is sometimes hereinafter referred to as "Cash Consideration," and the number of shares of Crescent Financial Stock into which shares of Centennial Stock shall be converted pursuant to this Plan of Merger and the Agreement is sometimes hereinafter referred to as "Stock Consideration." The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration." No share of Centennial Stock, other than "Dissenting Shares" (as defined in Section 1.9 of the Agreement), shall be deemed to be outstanding or have any rights other than those set forth herein after the Effective Time.

          (b) Stock Consideration Exchange Ratio. The exchange ratio of Crescent Financial Stock for Centennial Stock shall be determined based upon the value of the Per Share Amount of Centennial Stock and the average of the closing price of Crescent Financial Stock for the thirty (30) day period ending three (3) business days immediately prior to the Effective Time (the "Exchange Ratio"). The Exchange Ratio is subject to possible adjustment in accordance with paragraph 1.09(d) below. Notwithstanding the foregoing, if calculation of the Exchange Ratio results in a ratio less than .8107, the Exchange Ratio shall be fixed at .8107. If calculation of the Exchange Ratio results in a ratio more than 1.0965, the Exchange Ratio shall be fixed at 1.0965.

          (c) Fractional Shares. Notwithstanding any other provision of this Plan of Merger and the Agreement, each holder of shares of Centennial Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Crescent Financial Stock (after taking into account all certificates delivered by such holder under Sections 1.6(c) and 1.8(a) of the Agreement and the elections made pursuant to
     Section 1.6 of the Agreement) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Crescent Financial Stock multiplied by the market value of one share of Crescent Financial Stock at the Effective Time. The market value of one share of Crescent Financial Stock at the Effective Time shall be the last sale price of Crescent Financial Stock on the Nasdaq Market, Inc. SmallCap Market ("Nasdaq") as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Crescent Financial Corporation, on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

          (d) Anti-Dilution Provisions. In the event Crescent Financial Corporation changes the number of shares of Crescent Financial Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, recapitalization, reclassification, combination, exchange of shares, or similar transaction for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted to reflect such change.

     1.10 Election and Allocation Procedures.

          (a) An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Centennial Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent (as hereinafter defined) in such form as Centennial and Crescent Financial Corporation shall mutually agree shall be mailed on the Mailing Date (as defined below) to each shareholder of record of Centennial. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Centennial Stock.

          (b) Each Election Form shall entitle the holder of shares of Centennial Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive Merger Consideration in accordance with clause (iii) of Paragraph 1.09(a) hereof (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). Shareholders of record of Centennial who hold shares of Centennial Stock as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that such representative certifies that each such Election Form covers all the shares of Centennial Stock held by that representative for a particular beneficial owner. Shares of Centennial Stock with respect to which a Cash Election shall have been made are referred to herein as "Cash Election Shares." Shares of Centennial Stock with respect to which a Stock Election shall have been made are referred to herein as "Stock Election Shares." Shares of Centennial Stock with respect to which no election shall have been made are referred to herein as "Non-Election Shares." The aggregate number of shares of Centennial Stock with respect to which a Stock Election shall have been made is referred to herein as the "Stock Election Number." Shares of Centennial Stock with respect to which a Mixed Election shall have been made shall not be deemed either Stock Election Shares or Cash Election Shares, but shall in all events be converted into the right to receive the Merger Consideration as specified in Paragraph 1.10(e) hereof.

          (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. North Carolina time on the last business day prior to the date of the Centennial shareholders' meeting contemplated by the Agreement (or such other time and date as Centennial, Crescent and Crescent Financial Corporation may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and, if required by Crescent Financial Corporation pursuant to
     Section 1.8(b) of the Agreement, indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Centennial Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Centennial shareholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Centennial shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by Crescent Financial Corporation, Crescent and Centennial that the Agreement has been terminated. If a Centennial shareholder either (i)does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of Centennial Stock held by such shareholder shall be designated Non-Election Shares. Crescent Financial Corporation shall cause the certificates representing Centennial Stock described in clause (ii) above to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of the Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

          (d) Notwithstanding any other provision contained in the Agreement, 50% (the "Stock Conversion Number") of the total number of shares of Centennial Stock outstanding at the Effective Time to be converted into Merger Consideration pursuant to Paragraph 1.09(a) hereof, excluding such shares as may be subject to an effective Mixed Election (the "Adjustable Conversion Shares"), shall be converted into the Stock Consideration and the remaining Adjustable Conversion Shares shall be converted into Cash Consideration (excluding Dissenting Shares and shares of Centennial Stock to be canceled as provided in Section 1.4(a) of the Agreement); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by counsel to Crescent Financial Corporation, Crescent Financial Corporation shall increase the number of Adjustable Conversion Shares that will be converted into the Stock Consideration and reduce the number of Adjustable Conversion Shares that will be converted into the right to receive the Cash Consideration.

          (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, Crescent Financial shall cause the Exchange Agent to effect the allocation among holders of Centennial Stock of rights to receive the Cash Consideration and Stock Consideration as follows:

               (i) In any event, all shares of Centennial Stock with respect to which a Mixed Election shall have been made shall be converted into 50% of the amount of cash set forth in clause (i) of the first sentence of Paragraph 1.09(a) hereof and a number of shares of Crescent Financial Stock equal to 50% of the Exchange Ratio;

               (ii) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration; and

               (iii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner: (1) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or (2) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

     For purposes of this Paragraph 1.10(e), if Crescent Financial Corporation is obligated to increase the number of Adjustable Conversion Shares to be converted into shares of Crescent Financial Stock as a result of the application of the last clause of Paragraph 1.10(d) above, then the higher number shall be the Stock Conversion Number in the calculations set forth in this Paragraph 1.10(e).

     1.11 Treatment of Centennial Stock Options.

          (a) At the Effective Time, Crescent Financial Corporation shall assume each option to purchase Centennial Stock granted and outstanding under the Centennial Bank 2000 Incentive Stock Option Plan and the Centennial Bank 2000 Nonstatutory Stock Option Plan (collectively, the "Centennial Option Plans"), whether or not then exercisable, in accordance with the terms of the Centennial Option Plans and stock option agreements by which it is evidenced, except that from and after the Effective Time with respect to each such plan or agreement: (i) Crescent Financial Corporation shall be substituted for Centennial; (ii) the Crescent Financial Corporation stock option committee shall be substituted for the compensation committee of the Centennial Board of Directors administering the Centennial Option Plans;
     (iii) each stock option granted and outstanding under the Centennial Option Plans may be exercised solely for shares of Crescent Financial Stock; (iv) the number of shares of Crescent Financial Stock subject to each such stock option shall be the number of whole shares of Crescent Financial Stock (omitting any fractional share) determined by multiplying the number of shares of Centennial Stock subject to such stock option immediately prior to the Effective Time by the Exchange Ratio; and (v) the per share exercise price under each such stock option shall be adjusted by dividing the per share exercise price under each such stock option by the Exchange Ratio and rounding up to the nearest cent. In addition, each stock option which is an "incentive stock option" under the Centennial Option Plans shall be adjusted as required by Section 424 of the Code and the regulations promulgated thereunder so as to continue as an incentive stock option under
     Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. Crescent Financial Corporation and Centennial shall take all necessary steps to effectuate the foregoing provisions of this Paragraph 1.11, including appropriate amendments to the Centennial Option Plans if necessary.

          (b) As soon as practicable after the Effective Time, Crescent Financial Corporation shall deliver to each of the participants in the Centennial Option Plans an appropriate notice setting forth such participant's rights pursuant thereto, and the grants pursuant to the Centennial Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by Paragraph 1.11(a) hereof after giving effect to the Merger). At or prior to the Effective Time, Crescent Financial Corporation shall take all corporate action necessary to reserve for issuance sufficient shares of Crescent Financial Stock for delivery upon exercise of the stock options assumed by it in accordance with this Paragraph 1.11.

          (c) As soon as practicable after the Effective Time, Crescent Financial Corporation will use its best efforts to cause the shares subject to options granted under the Centennial Option Plans prior to the Effective Time (or any substitute options) to be registered under the Securities Act of 1933, as amended (the "1933 Act"), on a Form S-8 (or equivalent successor form) registration statement.

     1.12 Closing; Effective Time. The closing of the Merger and other transactions contemplated by the agreement between Crescent Financial Corporation, Crescent and Centennial shall take place at the offices of Crescent in Cary, North Carolina, or at such other place as Crescent shall designate, on a date mutually agreeable to Crescent and Centennial (the "Closing Date") after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities (but in no event more that sixty (60) days following the expiration of all such required waiting periods).

     1.13 Abandonment. After receipt of all required shareholder, governmental and regulatory approvals, and at any time prior to the Effective Time, the Board of Directors of Crescent may, in its discretion, abandon the Merger.

                                    EXHIBIT A

STATE OF NORTH CAROLINA

COUNTY OF WAKE

                                       CONFIDENTIALITY AND NON-COMPETE AGREEMENT

     This Confidentiality and Non-Compete Agreement (the "Agreement") entered into by and between Crescent Financial Corporation, a North Carolina corporation ("CFC"), Crescent State Bank, a North Carolina banking corporation ("Crescent")
and John H. Ketner, Jr. ("Ketner") is made and entered into this the      day of
                                                                     ----
             , 2003.
-------------

                              W I T N E S S E T H:

     WHEREAS, CFC and Crescent have entered into an Agreement and Plan of Reorganization and Merger effective March 12, 2003 with Centennial Bank, Southern Pines, North Carolina (the "Merger Agreement"); and

     WHEREAS, Ketner served as the President of Centennial Bank ("Centennial") since its organization pursuant to an Employment Agreement dated November 15, 2000, which contained restrictions on his ability to compete after termination of his employment with Centennial Bank; and

     WHEREAS, the non-compete provision is not applicable upon a change of control; and

     WHEREAS, Ketner, as an inducement for CFC and Crescent to enter into the Merger Agreement, has agreed to continue to be subject to this Confidentiality and Non-Compete Agreement.

     NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the Bank and Ketner hereby agree as follows:

     1. Confidentiality. Ketner hereby acknowledges and agrees that (i) in the course of his service as an officer of Centennial, he gained substantial knowledge of and familiarity with Centennial's customers and its dealings with them, and other information concerning Centennial's business, all of which constitutes valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business and all of which now constitutes valuable assets and privileged information of CFC and Crescent by virtue of the Merger Agreement; and, (ii) in order to protect CFC's and Crescent's interest in and to assure it the benefit of the transactions set forth in the Merger Agreement, it is reasonable and necessary to place certain restrictions on Ketner's ability to compete against CFC and Crescent and on his disclosure of information about CFC's and Crescent's business and customers. For that purpose, and in consideration of CFC's and Crescent's agreements contained herein, Ketner covenants and agrees as provided below.

          For the purposes of this Agreement, the following terms shall have the meanings set forth below:

                    Customer. The term "Customer" means any Person with whom, as of the effective date of the Merger Agreement, Centennial had a depository, loan and/or other banking relationship.

                    Financial Institution. The term "Financial Institution" means any federal or state chartered bank, savings bank, savings and loan association or credit union, or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than CFC or Crescent.

                    Person. The term "Person" means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

               (a) Confidentiality Covenant. Ketner covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to Centennial and its banking business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of Centennial's customers and information regarding their accounts and business dealings with Centennial), policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as "Confidential Information") are proprietary to CFC and Crescent and are valuable, special and unique assets of CFC's and

Crescent's business to which Ketner had access during his employment with Centennial. Ketner agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of Crescent, and (ii) at all times during the term of this Agreement or otherwise pursuant to the direct, written authorization of CFC or Crescent, Ketner will not: divulge any such Confidential Information to any other Person or Financial Institution; or make any use of any Confidential Information for his own purposes or for the benefit of any Person or Financial Institution. However, this subparagraph (a) shall not apply to any Confidential Information which is in the public domain (provided that Ketner was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without CFC's or Crescent's consent), or which is obtained by Ketner from a third party which or who is not obligated under an agreement of confidentiality with respect to such information.

               (b) Covenant Not to Compete. Ketner acknowledges that Centennial invested substantial time, money and resources in the development of its business, its competitive strategy, and the development of its Customers and that during the course of Ketner's employment with Centennial, Ketner has had access to Centennial's information in that regard and that such information, by reason of the Merger Agreement, is now the property of CFC and Crescent. Ketner further acknowledges that CFC's and Crescent's business is a sixty (60) mile radius from each of its branch offices in operation at the time of this Agreement, including the offices of Centennial. In recognition of this, Ketner covenants and agrees that for a period of one (1) year from the date hereof, Ketner will not, directly or indirectly (i) provide in CFC's and Crescent's relevant market, as set forth above, financial services or become employed in any manner by any Financial Institution; (ii) consult with organizers to create a de novo Financial Institution; (iii) otherwise compete with CFC or Crescent; or (iv) recruit or hire any person employed by Crescent on the date of this Agreement. Notwithstanding the foregoing, Ketner shall be entitled to be a consultant, full time or part time employee of Sidus Financial Corporation provided that Ketner's consultative or employee duties and responsibilities shall be commensurate with the business and operations of Sidus Financial Corporation in effect as of the date of this Agreement.

               (c) Remedies for Breach. Ketner understands and agrees that a breach or violation by him of the covenants contained in this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to CFC and Crescent, and that it would be difficult to ascertain the amount of monetary damages that would result from any such violation. In the event of Ketner's actual or threatened breach or violation of the covenants contained in this Agreement, CFC or Crescent shall be entitled to bring a civil action seeking an injunction restraining Ketner from violating or continuing to violate those covenants or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Ketner agrees that, if CFC or Crescent institute any action or proceeding against Ketner seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Ketner shall be deemed to have waived the claim or defense that CFC or Crescent has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by CFC or Crescent of any such right, remedy, power or privilege shall not preclude CFC or Crescent or their successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of CFC or Crescent.

               Notwithstanding anything contained herein to the contrary, Ketner agrees that the provisions of this Agreement and the remedies provided herein for a breach by Ketner shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of CFC or Crescent under the Trade Secrets Protection Act contained in Article 24, Chapter 66 of the North Carolina General Statutes, or any other state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

     2. Term and Consideration. This Agreement shall commence on the date hereof and continue for a period of one (1) year hereafter. As consideration for Ketner's covenants and agreements under this Agreement, Crescent hereby agrees to pay to Ketner in such number of installments or in one lump sum payment as determined by Ketner, the average annualized amount as set forth on Exhibit A hereto.

     3. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreements heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

                            [Signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal and in such form as to be binding as of the day and year first hereinabove written.

                                        CRESCENT FINANCIAL CORPORATION


                                        By:
                                           -------------------------------------
                                           Michael G. Carlton, President and CEO

ATTEST:


-------------------------------
                    , Secretary
--------------------


                                        CRESCENT STATE BANK


                                        By:
                                           -------------------------------------
                                           Michael G. Carlton, President and CEO

ATTEST:


-------------------------------
                    , Secretary
--------------------


                                           -------------------------------------
                                            John H. Ketner, Jr.      [SEAL]

                                    EXHIBIT A
                             to John H. Ketner, Jr.
                    Confidentiality and Non-Compete Agreement

Centennial Bank
Base Amount Calculation -
John Ketner

                                  1999        2000         2001         2002        Average
                               ---------   ----------   ----------   ----------   ----------
Gross Wages                    70,269.28    99,166.74   105,000.00   110,250.00
Less- non-taxable amounts
   401(K)                             --           --           --           --
   Pre-tax Insurance             (884.56)   (3,000.74)   (4,492.04)   (4,986.38)
Plus Taxable Fringe Benefits          --       774.00     1,267.20           --
Bonus                                 --    30,000.00    26,000.00    37,500.00

Other Taxable Payments                --           --           --           --
                               ---------   ----------   ----------   ----------
   Subtotal                    69,384.72   126,940.00   127,775.16   142,763.62

Annualization Factor
   24/# pay periods paid           1.263        1.000        1.000        1.000
                               ---------   ----------   ----------   ----------   ----------
Annualized amount              87,643.86   126,940.00   127,775.16   142,763.62   121,280.66
                               =========   ==========   ==========   ==========   ==========

                                    EXHIBIT B

STATE OF NORTH CAROLINA

COUNTY OF WAKE

                                                            EMPLOYMENT AGREEMENT

     THIS AGREEMENT entered into as of                  , 2003 by and between
                                       -----------------
CRESCENT STATE BANK (hereinafter referred to as the "Bank") and JAMES F. BYRD (hereinafter referred to as "Employee").

                              W I T N E S S E T H:

     WHEREAS, Employee is a party to that certain Employment Agreement dated November 15, 2000 by and between Employee and Centennial Bank, Southern Pines, North Carolina, a North Carolina banking corporation (the "Centennial Agreement") ;

     WHEREAS, Centennial Bank has been merged with and into the Bank as of the effective date of this Agreement with the Bank being the surviving corporation; and

     WHEREAS, the expertise and experience of Employee and his relationships and reputation in the financial institutions industry are extremely valuable to the Bank and the Bank desires to enter into this Agreement with the Employee in exchange for the Employee forfeiting any and all rights Employee may have under the Centennial Agreement.

     WHEREAS, the Bank and Employee desire to enter into this Agreement to establish the scope, terms and conditions of Employee's employment by the Bank.

     NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Bank and Employee hereby agree as follows:

          1. Employment. The Bank hereby agrees to employ Employee, and Employee hereby agrees to serve as an officer of the Bank, all upon the terms and conditions stated herein. As an officer of the Bank, Employee will (i) serve as Regional Executive /Commercial Banker for the Southern Pines Region of the Bank, and (ii) have such other duties and responsibilities, and render to the Bank such other management services, as are customary for persons in Employee's position with the Bank or as shall otherwise be reasonably assigned to him from time to time by the Bank. Employee shall faithfully and diligently discharge his duties

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and responsibilities under this Agreement and shall use his best efforts to implement the policies established by the Bank. Employee hereby agrees to devote such number of hours of his working time and endeavors to the employment granted hereunder as Employee and the Bank shall deem to be necessary to discharge his duties hereunder, and, for so long as employment hereunder shall exist, Employee shall not engage in any other occupation which requires a significant amount of Employee's personal attention during the Bank's regular business hours or which otherwise interferes with Employee's attention to or performance of his duties and responsibilities as an officer of the Bank hereunder except with the prior written consent of the Bank. However, nothing herein contained shall restrict or prevent Employee from personally, and for Employee's own account, trading in stocks, bonds, securities, or other forms of investment for Employee's own benefit so long as said activities do not interfere with Employee's attention to or performance of his duties and responsibilities as an officer of the Bank hereunder. Any real estate investments made by Employee shall require the prior approval of the President of the Bank.

          During the term of this Agreement, Employee shall be allowed, in his sole discretion, to maintain his primary work location in Moore County, North Carolina.

          2. Compensation.

               (a) For all services rendered by Employee to the Bank under this Agreement, the Bank shall pay Employee a base salary at a rate of One Hundred Three Thousand Five Hundred Dollars and 00/100's ($103,500.00) per annum; provided that the rate of such salary shall be reviewed by the Board of Directors not less often than annually and the Board of Directors may increase, but shall not decrease, such rate during the term of this Agreement. Salary paid under this Agreement shall be payable in cash not less frequently than monthly. All compensation hereunder shall be subject to customary withholding taxes and such other employment taxes as are required by law.

               (b) The Employee shall be entitled to participate in any cash bonus or other compensation plans available to all other similarly situated officers with the Bank and shall be paid, within thirty (30) days of the date of this Agreement, a one time cash bonus equal to Seven Thousand Five Hundred Dollars and 00/100's ($7,500.00). Such payment shall be subject to forfeiture on a pro rata basis should Employee unilaterally terminate this Agreement prior to a period of twelve (12) months from the date hereof and shall be in consideration of Employee

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forfeiting any and all rights Employee may have under the Centennial Agreement pursuant to Section 14 hereof.

               (c) On the date of this Agreement, Employee shall be granted three thousand options (3,000) to purchase shares of common stock of Crescent Financial Corporation ("CFC") under CFC's 1999 Incentive Stock Option Plan.

          3. Participation in Retirement and Employee Benefit Plans; Fringe Benefits. Subject to the terms and conditions of this Agreement, Employee shall be entitled to participate in any and all employee benefit programs and compensation plans from time to time maintained by the Bank and available to all employees of the Bank, all in accordance with the terms and conditions (including eligibility requirements) of such programs and plans of the Bank, resolutions of the Bank's Board of Directors establishing such programs and plans, and the Bank's normal practices and established policies regarding such programs and plans. In addition to the foregoing, Employee shall specifically be entitled to the following fringe benefits: (a) the Bank shall pay the expenses of the Employee for his personal membership, dues and assessments in the Country Club of North Carolina provided that any personal charges shall be reimbursed by the Employee to the Bank; (b) the Bank shall pay the expenses of the Employee for membership and dues in such civic clubs as the President of the Bank may determine; (c) the Employee shall be entitled to three (3) weeks of paid vacation on an annual basis; (d) the Bank shall reimburse the Employee for all out-of-pocket reasonable and necessary business expenses which the Employee may incur in connection with the Employee's services on behalf of the Bank; and (e) the Bank shall pay the fees and expenses associated with Employee's attendance at the Stonier School of Banking.

          4. Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Employee or the Bank to terminate Employee's employment at any time as provided herein, the initial term of this Agreement and Employee's employment with the Bank hereunder shall be for a period commencing on the date hereof and continuing for a period of three (3) years. On each anniversary of the Effective Date of this Agreement, the term of this Agreement shall automatically be extended for an additional one (1) year period beyond the then effective expiration date unless written notice from the Bank or the Employee is received ninety (90) days prior to an anniversary date advising the other that this Agreement shall not be further extended.

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          5. Confidentiality; Noncompetition. Employee hereby acknowledges and agrees that (i) in the course of his service as an officer of the Bank, he will gain substantial knowledge of and familiarity with the Bank's customers and its dealings with them, and other information concerning the Bank's business, all of which constitutes valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and, (ii) in order to protect the Bank's interest in and to assure it the benefit of its business, it is reasonable and necessary to place certain restrictions on Employee's ability to compete against the Bank and on his disclosure of information about the Bank's business and customers. For that purpose, and in consideration of the Bank's agreements contained herein, Employee covenants and agrees as provided below.

               (a) Covenant Not to Compete. During a period of three (3) years following the effective date of termination of this Agreement or Employee's employment with the Bank for any reason (except for termination of employment pursuant to the provisions of Section 8 hereof), Employee will not "Compete" (as defined below), directly or indirectly, with the Bank within a sixty (60) mile radius of Southern Pines, North Carolina (the "Relevant Market").

          For the purposes of this Paragraph 5, the following terms shall have the meanings set forth below:

                    Compete. The term "Compete" means: (i) soliciting or securing deposits from any Person residing in the Relevant Market for any Financial Institution; (ii) soliciting any Person residing in the Relevant Market to become a borrower from any Financial Institution, or assisting (other than through the performance of ministerial or clerical duties) any Financial Institution in making loans to any such Person; (iii) including or attempting to induce any Person who was a Customer of the Bank on the date of termination of Employee's employment with the Bank, to change such Customer's depository, loan and/or other banking relationship from the Bank to another Financial Institution; (iv) acting as a consultant, officer, director, independent contractor, or employee of any Financial Institution that has its main or principal office in the Relevant Market, or, in acting in any such capacity with any other Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, business or operation of any office of such Financial Institution located in the Relevant Market; or (v) communicating to any Financial Institution the names or

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addresses or any financial information concerning any Person who was a Customer of the Bank at the date of Employee's termination of this Agreement.

                    Customer. The term "Customer" means any Person with whom, as of the effective date of termination of this Agreement or during Employee's employment with the Bank, the Bank has or has had a depository, loan and/or other banking relationship.

                    Financial Institution. The term "Financial Institution" means any federal or state chartered bank, savings bank, savings and loan association or credit union, or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than the Bank.

                    Person. The term "Person" means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

               (b) Confidentiality Covenant. Employee covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Bank and its banking business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the Bank's customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as "Confidential Information") are proprietary to the Bank and are valuable, special and unique assets of the Bank's business to which Employee will have access during his employment with the Bank. Employee agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of the Bank, and
(ii) at all times during the term of his employment with the Bank and following the termination of this Agreement or his employment for any reason, and except as shall be required in the course of the performance by Employee of his duties on behalf of the Bank or otherwise pursuant to the direct, written authorization of the Bank, Employee will not: divulge any such Confidential Information to any other Person or Financial Institution; remove any such Confidential Information in written or other recorded form from the Bank's premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person or Financial Institution other than the Bank. However, following the termination of Employee's employment with the Bank,

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this subparagraph (b) shall not apply to any Confidential Information which then is in the public domain (provided that Employee was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank's consent), or which is obtained by Employee from a third party which or who is not obligated under an agreement of confidentiality with respect to such information.

               (c) Remedies for Breach. Employee understands and agrees that a breach or violation by him of the covenants contained in Paragraph 5(a) and 5(b) of this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to the Bank, and that it would be difficult to ascertain the amount of monetary damages that would result from any such violation. In the event of Employee's actual or threatened breach or violation of the covenants contained in Paragraph 5(a) or 5(b) , the Bank shall be entitled to bring a civil action seeking an injunction restraining Employee from violating or continuing to violate those covenants or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Employee agrees that, if the Bank institutes any action or proceeding against Employee seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Employee shall be deemed to have waived the claim or defense that the Bank has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by the Bank of any such right, remedy, power or privilege shall not preclude the Bank or its successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Bank.

               Notwithstanding anything contained herein to the contrary, Employee agrees that the provisions of Paragraph 5(a) and 5(b) above and the remedies provided in this Paragraph 5(c) for a breach by Employee shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of the Bank under the Trade Secrets Protection Act contained in Article 24, Chapter 66 of the North Carolina General Statutes, or any other state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

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               (d) Survival of Covenants. Employee's covenants and agreements and the Bank's rights and remedies provided for in this Paragraph 5 shall survive any termination of this Agreement or Employee's employment with the Bank.

          6. Termination and Termination Pay.

               (a) Employee's employment under this Agreement may be terminated at any time by Employee upon ninety (90) days written notice to the Bank. Upon such termination, Employee shall be entitled to receive compensation through the effective date of such termination; provided, however, that the Bank, in its sole discretion, may elect for Employee not to serve out part or all of said notice period.

               (b) Employee's employment under this Agreement shall be terminated upon the death of Employee during the term of this Agreement. Upon any such termination, Employee's estate shall be entitled to receive any compensation due to Employee computed through the last day of the calendar month in which his death shall have occurred but which remains unpaid.

               (c) In the event Employee becomes disabled during the term of his employment hereunder and it is determined by the Bank that Employee is permanently unable to perform his duties under this Agreement, Employee's employment hereunder shall terminate, provided, however, that the Bank shall continue to compensate Employee at the level of compensation described in Paragraph 2 above, and shall continue to provide Employee each of the other benefits set forth or described in this Agreement, for the ninety (90) day period as set forth in the Bank's extended sick leave policy. Thereafter, Employee shall not be entitled to any compensation or benefit hereunder and shell only received benefits under the Bank's long-term disability policy. In the event of any disagreement between Employee and the Bank as to whether Employee is physically or mentally incapacitated such as will result in the termination of Employee's employment pursuant to this Paragraph 6(c), the question of such incapacity shall be submitted to an impartial and reputable physician for determination, selected by mutual agreement of Employee and the Bank or, failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by Employee), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on Employee and the Bank. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 6(c). After such ninety

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(90) day period, Employee shall not be entitled to any benefits provided hereunder except for receipt of payments under the Bank's then current disability insurance policy applicable to Employee.

               (d) The Bank may terminate Employee's employment at any time for any reason with or without "Cause" (as defined below), but any termination by the Bank other than termination for "Cause", (as defined below) shall not prejudice Employee's right to compensation or other benefits under this Agreement. Following any termination of Employee's employment by the Bank for "Cause", Employee shall have no further rights under this Agreement (including any right to receive compensation or other benefits for any period after such termination).

          For purposes of this Paragraph 6(d), the Bank shall have "Cause" to terminate Employee's employment upon:

                    (i) A determination by the Bank, in good faith, that Employee (A) has breached in any material respect any of the terms or conditions of this Agreement, or (B) is engaging or has engaged in willful misconduct or conduct which is detrimental to the business prospects of the Bank or which has had or likely will have a material adverse effect on the Bank's business or reputation. Prior to any termination by the Bank of Employee's employment for a breach, failure to perform or conduct described in this subparagraph (i), the Bank shall give Employee written notice which describes such breach, failure to perform or conduct and if during a period of five (5) business days following such notice Employee cures or corrects the same to the reasonable satisfaction of the Bank, then this Agreement shall remain in full force and effect. However, notwithstanding the above, if the Bank has given written notice to Employee on a previous occasion of the same or a substantially similar breach, failure to perform or conduct, or of a breach, failure to perform or conduct which the Bank determines in good faith to be of substantially similar import, or if the Bank determines in good faith that the then current breach, failure to perform or conduct is not reasonably curable, then termination under this subparagraph (i) shall be effective immediately and Employee shall have no right to cure such breach, failure to perform or conduct.

                    (ii) The violation by Employee of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank or any of its affiliates or

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subsidiaries (a "Regulatory Authority", including without limitation the Federal
Deposit Insurance Corporation, the North Carolina Commissioner of Banks or any other banking regulator having legal jurisdiction over the Bank), which results from Employee's gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or any of its affiliates or subsidiaries or to the Bank's reputation;

                    (iii) The commission in the course of Employee's employment with the Bank of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);

                    (iv) The conviction of Employee of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Employee from serving as an employee or executive officer of, or a party affiliated with, the Bank or its bank holding company;

                    (v) Employee becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the Bank's affairs (or if proceedings for that purpose are commenced) by any Regulatory Authority; and,

                    (vi) The occurrence of any event believed by the Bank, in good faith, to have resulted in Employee being excluded from coverage, or having coverage limited as to Employee as compared to other covered officers or employees, under the Bank's then current "blanket bond" or other fidelity bond or insurance policy covering its directors, officers or employees.

          7. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or its successors in interest) shall not be required to make any payment or take any action under this Agreement if (a) the Bank is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if (b) in the opinion of counsel to the Bank such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including without limitation the Federal Deposit Insurance Act and Chapter 53 of the North Carolina General Statutes as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of

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policy, whether now existing or hereafter promulgated, of any Regulatory
Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

          8. Change in Control

               (a) In the event of a "Change in Control" (as defined in Subparagraph (d) below), of Crescent Financial Corporation, parent holding company of the Bank ("CFC"), Employee shall be entitled to terminate this Agreement upon the occurrence, following a Change in Control, of any Termination Event as defined in Subparagraph (b) below.

               (b) A Termination Event shall mean the occurrence of any of the following events:

                    (i) Employee is assigned any duties and/or responsibilities that are inconsistent with his position, duties, responsibilities or status at the time of the Change in Control or with his reporting responsibilities with the Bank in effect at such time;

                    (ii) Employee's annual base salary is reduced below the amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date;

                    (iii) Employee's life insurance, medical or hospitalization insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Bank to Employee as of the effective date of the Change in Control are reduced in their level, scope or coverage or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

                    (iv) Employee is transferred to a location outside of Moore

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                            County, North Carolina, without Employee's express
                            written consent.

                            A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

               (c) In the event that Employee terminates this Agreement or the Bank terminates this Agreement pursuant to this Paragraph 8, the Bank will be obligated to pay or cause to be paid to Employee all amounts due and owing to the end of the term of this Agreement and an amount equal to two hundred percent (200%) of the Employee's "base amount" as defined in Section 280G(b) (3) (A) of the Internal Revenue Code of 1986, as amended (the "Code").

               (d) For the purposes of this Agreement, the term Change in Control shall mean any of the following events: (i) After the effective date of this Agreement, any "person" (as such term is defined in Section 7 (j) (8) (A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing fifty percent (50%) or more of any class of voting securities of CFC, or acquires control of in any manner the election of a majority of the directors of CFC;

                    (ii) CFC consolidates or merges with or into another corporation, association, or entity, or is otherwise reorganized, where CFC is not either the surviving corporation in such transaction or a majority of the shares of the surviving corporation are not owned by persons who were shareholders of CFC immediately prior to the consummation of such transaction; or

                    (iii) All or substantially all of the assets of either CFC or the

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                    Bank are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity, or group.

               Notwithstanding the other provisions of this Paragraph 8, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Employee and the Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

               (e) Amounts payable pursuant to this Paragraph 8 shall be paid, at the option of Employee either in one lump sum or in equal monthly payments over the remaining term of this Agreement.

               (f) Following a Termination Event which gives rise to Employee's rights hereunder, Employee shall have twelve (12) months from the date of occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 8. Any such termination shall be deemed to have occurred only upon delivery to the Bank or any successor thereto, of written notice of termination, which describes the Change in Control and Termination Event. If Employee does not so terminate this Agreement within such twenty-four month period, Employee shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

               (g) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on Employee. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Employee which are deemed to be "parachute payments" as that term is defined in Section 28OG(b) (2) of the Code, shall be modified or reduced to the extent deemed to be necessary by the Bank's Board of Directors to avoid the imposition of an excise tax on Employee under
Section 4999 of the Code or the disallowance of a deduction to the Bank under
Section 28OG(a) of the Code.

               (h) In the event any dispute shall arise between Employee and the Bank as to the terms or interpretation of this Agreement, including this Paragraph 8, whether instituted by formal legal proceedings or otherwise, including any action taken by Employee to enforce the terms of this Paragraph 8 or in defending against any action taken by the Bank, the

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Bank shall reimburse Employee for all costs and expenses, proceedings or actions, in the event Employee prevails in any such action.

          9. Successors and Assigns.

               (a) This Agreement shall inure to the benefit of and he binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

               (b) The Bank is contracting for the unique and personal skills of Employee. Therefore, Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

          10. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

          11. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

          12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

          13. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreements heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

          14. Centennial Agreement. By entering into this Agreement, Employee acknowledges that the Centennial Agreement is hereby deemed to be null, void and of no further

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effect and Employee forfeits any and all rights Employee may have under the
Centennial Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement under seal and in such form as to be binding as of the day and year first hereinabove written.

                                       CRESCENT STATE BANK


                                       By:
                                           -------------------------------------
                                           Michael G. Carlton, President and CEO

ATTEST:


-------------------------
Bruce W. Elder, Secretary


                                       EMPLOYEE


                                           -------------------------------------
                                           James F. Byrd

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